UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.  )

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EASTERN VIRGINIA BANKSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EASTERN VIRGINIA BANKSHARES, INC.
P.O. Box 1455
330 Hospital Road
Tappahannock, Virginia 22560
April 17, 2014

Dear Common Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Eastern Virginia Bankshares, Inc. to be held on Thursday, May 22, 2014 at 10:00 a.m. at King William Ruritan Club, 156 Ruritan Lane, King William, Virginia.

Enclosed with this letter is a formal notice of the 2014 Annual Meeting, a Proxy Statement for the 2014 Annual Meeting and a proxy card as well as our annual report for 2013.

At the Annual Meeting, you will be asked to elect thirteen directors for terms of one year each, to approve on an advisory (non-binding) basis the compensation of the named executive officers, to approve on an advisory (non-binding) basis the frequency of future advisory votes on executive compensation, and to ratify the appointment of Yount, Hyde & Barbour, P.C. as independent registered public accountant for 2014.

Whether or not you plan to attend the Annual Meeting, it is very important that your shares of common stock be represented and voted. Please follow the voting instructions from your bank, broker or other nominee or, if you are a common shareholder of record, complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope or follow the instructions on the enclosed proxy card to vote your shares by telephone or Internet. All valid proxies received will be voted in the manner directed in the proxy.

We hope you will accept our invitation to join us for a coffee reception and opportunity to meet your management team immediately following the Annual Meeting.

Sincerely,

Joe A. Shearin
President and Chief Executive Officer

Proxy statement dated April 17, 2014
and first mailed to shareholders of Eastern Virginia Bankshares, Inc. on or about April 17, 2014

EASTERN VIRGINIA BANKSHARES, INC.
P.O. Box 1455
330 Hospital Road
Tappahannock, Virginia 22560

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (the “Annual Meeting”) of Eastern Virginia Bankshares, Inc. (the “Company”) will be held on Thursday, May 22, 2014, at 10:00 a.m. at the King William Ruritan Club, 156 Ruritan Lane, King William, Virginia, for the following purposes:

1.	To elect thirteen directors to serve for terms of one year each expiring at the 2015 annual meeting of shareholders;
2.	To approve on an advisory (non-binding) basis the compensation of the named executive officers;
3.	To approve on an advisory (non-binding) basis the frequency of advisory votes on executive compensation;
4.	To ratify the Audit and Risk Oversight Committee’s appointment of Yount, Hyde & Barbour, P.C. as independent registered public accountant of the Company for 2014; and
5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of shares of common stock of record at the close of business on April 2, 2014, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Patricia Gallagher
Corporate Secretary

April 17, 2014

IMPORTANT NOTICE:

Your Vote is Very Important!

Please complete, sign, date, and return the enclosed proxy in the accompanying postage-paid envelope or, if you are a shareholder of record, follow the instructions on the enclosed proxy card to vote your shares by telephone or Internet, whether or not you plan to attend the Annual Meeting. Shareholders attending the meeting may withdraw their proxy and vote their shares on all matters that are considered (provided that shareholders who hold their shares in “street name” through a bank, broker or other holder of record and plan to vote in person at the Annual Meeting, should contact their bank, broker or agent for a legal proxy or broker’s proxy card to bring to the meeting as proof of their authority to vote the shares).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 22, 2014:

The proxy statement and the Company’s 2013 Annual Report to Shareholders are available at www.bankevb2014proxy.investorroom.com.

EASTERN VIRGINIA BANKSHARES, INC.
P.O. Box 1455
330 Hospital Road
Tappahannock, Virginia 22560

PROXY STATEMENT
2014 ANNUAL MEETING OF SHAREHOLDERS
April 17, 2014

This Proxy Statement is furnished to holders of the common stock of Eastern Virginia Bankshares, Inc. (the “Company”, “we”, “us” or “our”) in connection with the solicitation of proxies by and on behalf of the Company’s Board of Directors to be used at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 22, 2014, at 10:00 a.m., at the King William Ruritan Club, 156 Ruritan Lane, King William, Virginia and any adjournment or postponement thereof.

To obtain directions to attend the Annual Meeting and vote your shares of common stock in person, please contact Cheryl Wood, Executive Administrative Assistant/Shareholder Relations, at (804) 443-8422.

GENERAL INFORMATION

Voting and Revocation of Proxies

It is expected that this Proxy Statement and the enclosed proxy card or voting instructions will be mailed on or about April 17, 2014 to all shareholders entitled to vote at the Annual Meeting. Common shareholders of record that receive a printed proxy card from the Company should vote their shares by marking, signing and returning the printed proxy card in the enclosed envelope, or by following the instructions on the proxy card to vote their shares by telephone or Internet. Common shareholders of record may vote their shares by telephone or Internet at any time prior to 3 a.m. on May 22, 2014. Common shareholders that hold shares through a bank, broker or other holder of record will receive materials or instructions for voting their shares from the bank, broker or other holder of record.

Any shareholder of record who executes a proxy (including by voting shares by telephone or Internet) has the power to revoke it at any time before it is exercised by written notice to the Secretary of the Company, by executing and delivering a proxy card dated as of a later date, by following the instructions on the proxy card to submit a later vote by telephone or Internet, or by voting in person at the Annual Meeting. Any shareholder that holds shares through a bank, broker or other holder of record should contact the bank, broker or agent to revoke the proxy or change the voting instructions. Banks, brokers and other holders of record may also offer telephone voting or internet voting options. Any shareholder that holds shares through a bank, broker or other holder of record and plans to vote in person at the Annual Meeting should contact the bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote in person. You will receive multiple copies of the proxy materials if you hold your shares of common stock in different ways (e.g., individually, by joint tenancy, through a trust or custodial account, etc.) or in multiple accounts. Please vote the shares represented by each proxy card or voting instruction form you receive to ensure that all of your shares are voted.

All valid proxies received will be voted as directed therein. If no such directions are provided, each valid proxy received which is not revoked will be voted “FOR” the thirteen nominees of the Board of Directors in the election of directors, “FOR” approval on an advisory (non-binding) basis of the Company’s executive compensation, “EVERY YEAR” on an advisory (non-binding) basis regarding the frequency of advisory votes on executive compensation, and “FOR” the ratification of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accountant.

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card intend to vote the shares represented by such proxy, to the extent entitled, in accordance with their best judgment with respect to such other matters.

Voting Rights of Shareholders; Quorum

A shareholder is entitled to notice of and may vote at the Annual Meeting, or any adjournment or postponement, if the shareholder was a record holder of any shares of common stock at the close of business on April 2, 2014, the record date for the Annual Meeting. Such common shareholder can cast one vote for each share of common stock owned by such shareholder at that time. On the record date for the Annual Meeting, 11,862,367 shares of common stock were issued and outstanding.

A majority of the shares of common stock outstanding and entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for the transaction of all business at the Annual Meeting. A share may be represented at the Annual Meeting, but its holder may withhold his or her vote with respect to the election of directors or abstain from voting on some or all of the other items submitted for shareholder approval (collectively, “abstentions”). Abstentions and “broker non-votes” (defined below) are counted for purposes of determining whether a quorum exists, but will not be counted as votes cast on any item submitted for shareholder approval.

Broker Non-Votes and Routine and Non-Routine Proposals

With regard to shareholders that hold shares of common stock in “street name” through a bank, broker, nominee or other entity, the broker or other entity may only vote your shares in accordance with your instructions. However, if a broker or other entity has not timely received a shareholder’s instructions, such broker or entity may only vote on matters for which it has discretionary voting authority. In almost all cases brokers have discretionary voting authority for “routine” proposals but not for “non-routine” proposals.

Applicable rules determine whether the items presented at the Annual Meeting are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the beneficial owner. If a proposal is non-routine, the broker or other entity generally may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is non-routine and the broker has not received voting instructions from the beneficial owner of the shares.

The ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accountant is considered a routine proposal, while the election of directors, the non-binding advisory vote to approve the Company’s executive compensation, and the non-binding advisory vote to approve the frequency of advisory votes on executive compensation are considered non-routine proposals.

Required Vote

With regard to the election of directors, if a quorum is present the thirteen nominees receiving the greatest number of affirmative votes cast at the Annual Meeting, even though less than a majority, will be elected directors; therefore, votes withheld and broker non-votes will have no effect.

With regard to the non-binding advisory vote on the frequency of advisory votes on executive compensation, if a quorum is present the frequency that receives the highest number of votes in favor, even though less than a majority, will be the frequency that is recommended by the common shareholders.

For all other proposals, including the non-binding advisory vote to approve the Company’s executive compensation, and the ratification of the Company’s independent registered public accountant, if a quorum is present approval requires an affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining whether such a matter has been approved, and therefore will have no effect.

Solicitation of Proxies

The accompanying proxy for the Annual Meeting is being solicited by the Company’s Board of Directors, and the Company will pay for the entire cost of the solicitation. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by the Company’s directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services.

PROPOSAL ONE
ELECTION OF DIRECTORS

Thirteen directors will be elected by the Company’s common shareholders at the Annual Meeting. The individuals listed below are nominated by the Board of Directors on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors for election at the Annual Meeting, and each nominee is currently serving as a member of the Board of Directors. Joe A. Shearin, President and Chief Executive Officer of the Company, is a nominee as provided in his employment agreement with the Company. Boris Gutin is a nominee pursuant to the securities purchase agreement between the Company and GCP III EVB LLC, an affiliate of GCP Capital Partners (“GCP Capital”) (as described in more detail below under the heading “2013 Private Placements”).

Former director Howard R. Straughan, Jr. retired from the Board of Directors effective March 17, 2014. The Company is grateful for Mr. Straughan’s significant contributions to the Company and EVB (and one of EVB’s predecessor institutions), and recognizes Mr. Straughan’s 13 years of distinguished service on the Board of Directors.

The size of the Board of Directors is determined by the Board within a size range of no less than ten nor more than seventeen directors, as required by the Company’s bylaws. Effective on March 20, 2014, the Board of Directors set the size of the Board at thirteen directors, subject to increase by two directors if elected by holders of the Company’s Series A Preferred Stock (described in more detail below under the heading “Right of Holders of Series A Preferred Stock to Elect Directors Upon Failure to Pay Dividends”). Proxies for the Annual Meeting may only be voted to elect thirteen directors to the Board.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee’s age, the year each individual was first elected to the Board of Directors, business experience in the past five years and qualifications and attributes that lead the Board to conclude that the nominee should serve as a director. The Company is the holding company for EVB, our subsidiary bank. Any references in this Proxy Statement to EVB or the “Bank” are to our subsidiary bank.

Nominees for Election to Serve Until the 2015 Annual Meeting

Name and Age	Director of the Company Since	Qualifications and Previous Five-Years Business Experience
W. Rand Cook (60)	1997	Mr. Cook serves as Chairman of the Board of Directors, and has served as a director of the Bank and a predecessor of the Bank since 2000. Mr. Cook is a Partner in the law firm of McCaul, Martin, Evans and Cook, P.C. and is the Commissioner of Accounts for Hanover County Circuit Court. Mr. Cook holds both MBA and JD degrees, and maintains an active law practice that focuses on corporate law and debtor and creditor rights. Mr. Cook brings experience in corporate governance, strategic planning and financial planning to the Board of Directors, and his legal background gives Mr. Cook valuable insight into various legal risks that the Company may encounter. Additionally, Mr. Cook actively works with the Virginia General Assembly, which gives Mr. Cook a unique perspective on state legislative and regulatory environments.
F. L. Garrett, III (73)	1997	Mr. Garrett serves as Vice Chairman of the Board of Directors and previously served as Chairman of the Board of Directors of a predecessor of the Bank. Mr. Garrett has served as a director of the Bank and a predecessor of the Bank since 1982. Mr. Garrett owns Harborside Storage, a boat storage company and is an active realtor in Essex County, Virginia and neighboring areas. As a local business owner and a successful realtor, Mr. Garrett contributes to the Board of Directors a strong sense of changing economic and market conditions in the Company’s market areas. Mr. Garrett has also developed extensive knowledge of our business during his extended service to the Company, the Bank and one of the Bank’s predecessors.
W. Gerald Cox (63)	2010	Although first elected to the Board of Directors in 2010, Mr. Cox has served as a director of the Bank and a predecessor of the Bank since 1988. Mr. Cox is a retired realtor in the Company’s market areas and is the former owner of Twin Rivers Realty in King William County, Virginia. Mr. Cox contributes to the Board of Directors an extensive knowledge of local real estate markets and strategic management experience that he developed while operating Twin Rivers Realty.
Michael E. Fiore, P.E. (69)	2010	Mr. Fiore has served as President and co-owner of Resource International, LTD, a civil engineering firm since 1979, and has served as a director of the Bank and a predecessor of the Bank since 2000. Mr. Fiore brings to the Board of Directors valuable experience managing corporate budgets, marketing plans, sales plans and personnel issues, and conducting contractual negotiations and negotiations with county and city government officials.

Name and Age	Director of the Company Since	Qualifications and Previous Five-Years Business Experience
Boris M. Gutin (39)	2013	Mr. Gutin is a private equity investment professional and has served as a director of the Company and the Bank since 2013. Mr. Gutin currently serves as a Managing Director of GCP Capital Partners and is a member of its Investment Committee. Mr. Gutin has been with GCP Capital and its predecessor firm, Greenhill Capital Partners, since 2003. GCP Capital is a private equity investment firm focused on financial services, energy and business services investments. Mr. Gutin has largely focused on financial and business services investments at GCP Capital, currently serves as a director of Continental Bank in Plymouth Meeting, Pennsylvania, and has served as a director of several other community banks. Mr. Gutin earned his MBA from Harvard Business School. Mr. Gutin brings to the Board of Directors extensive investment and advisory skills which contribute valuable insight on operational and business strategies. Mr. Gutin has an in-depth knowledge of our business and industry, including an understanding of bank valuations and strategic alternatives. Mr. Gutin also brings to the Board of Directors leadership skills and oversight experience through his service on the boards of directors of other companies, including other financial institutions and community banks.
Ira C. Harris, Ph.D., CPA (54)	2004	Dr. Harris is a member of the faculty of the McIntire School of Commerce at the University of Virginia in Charlottesville, Virginia. Dr. Harris holds a Ph.D. in strategic management and is a certified public accountant. For seven years, Dr. Harris worked as a CPA for a large public accounting firm, and has owned and operated Store-Tel Storage in Tappahannock, Virginia since 2003. Dr. Harris’ accounting experience and extensive strategic management knowledge bring a valuable business perspective to the Board of Directors’ deliberations and decision making processes.
Eric A. Johnson (60)	2010	Mr. Johnson has served as a real estate broker with Mason Realty in Middlesex, Virginia since 1976 and as a director of the Bank and a predecessor of the Bank since 1988. In addition, Mr. Johnson previously owned Urbanna Market and Urbanna Builders Supply, both of which generated multi-million dollar annual sales. Mr. Johnson brings experience in local real estate markets to the Board of Directors, as well as entrepreneurial spirit, business judgment and knowledge of local business markets that he has developed through his business ventures.

Name and Age	Director of the Company Since	Qualifications and Previous Five-Years Business Experience
W. Leslie Kilduff, Jr. (63)	2010	Mr. Kilduff serves as a Principal in the law firm of W. Leslie Kilduff, Jr., PLC and has served as a director of the Bank and a predecessor of the Bank since 2004. Mr. Kilduff has developed experience in the areas of residential and commercial real estate, finance, contract negotiations, and business and liability issues, as well as legal risks facing the Company, which contributes valuable perspectives to Board deliberations.
William L. Lewis (63)	1997	Mr. Lewis serves as Principal in the law firm of William L. Lewis, PC and has served as a director of the Bank and a predecessor of the Bank since 1989. Mr. Lewis contributes to the Board of Directors valuable experience and perspectives developed through his legal practice, particularly in the areas of real estate transactions, negotiations between debtors and creditors, and estate planning.
Charles R. Revere (75)	2002	Mr. Revere serves as President and CEO of Revere Gas and Appliance, a privately owned business with offices in 17 counties. Mr. Revere has also served as a director of the Bank and a predecessor of the Bank since 1988. Revere Gas and Appliance operates in market areas that possess similar characteristics to the Company’s market area, which enables Mr. Revere to contribute valuable insights on the business conditions and trends in the Company’s market area. Mr. Revere also brings to the Board of Directors significant business management experience. Mr. Revere serves as a director of Riverside Health System and as Chairman of the Board of Directors of the Riverside Tappahannock Hospital.
Joe A. Shearin (57)	2003	Mr. Shearin has served as President and Chief Executive Officer of the Company since 2002. Mr. Shearin has 35 years of bank management experience including commercial, retail, marketing, sales, strategic planning, credit administration, risk management and asset/liability management. Mr. Shearin also has experience managing troubled banks that have focused significant efforts on regulatory compliance initiatives. Mr. Shearin’s significant management experience and expertise in regulatory compliance matters is invaluable to the Board of Directors and provides key insights into business strategies and operational decisions considered by the Board of Directors.

Name and Age	Director of the Company Since	Qualifications and Previous Five-Years Business Experience
Leslie E. Taylor, CPA (65)	2000	Mr. Taylor is owner and President of Leslie E. Taylor, CPA PC, focusing on personal and small business relationships. Mr. Taylor has also served as a director of the Bank and a predecessor of the Bank since 1989. Mr. Taylor brings to the Board of Directors experience in auditing, reviewing and analyzing financial statements and a clear understanding of the critical importance of maintaining effective internal controls. Through his accounting practice Mr. Taylor remains current on local economic and business trends and conditions. Mr. Taylor also makes significant contributions to the Company’s corporate governance as the Chairman of the Audit and Risk Oversight Committee and as that committee’s financial expert.
Jay T. Thompson, III (57)	2000	Mr. Thompson owns Mechanicsville Drug in Hanover, Virginia and is a licensed pharmacist. In addition, Mr. Thompson owns and manages a variety of residential and commercial real estate properties in the Company’s market area, and has previously served as Chairman of the Board of Directors of a predecessor of the Bank. Mr. Thompson has served as a director of the Bank and a predecessor of the Bank since 2000. By managing his business and real estate interests, Mr. Thompson has developed financial and business acumen and experience with local business markets that he contributes to Board deliberations. Mr. Thompson has also completed bank educations programs on the Bank Secrecy Act and anti-money laundering compliance.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES FOR ELECTION LISTED ABOVE.

Right of Holders of Series A Preferred Stock to Elect Directors Upon Failure to Pay Dividends.  On January 9, 2009, the Company issued 24,000 shares of the Company’s fixed rate cumulative perpetual preferred stock, Series A, (the “Series A Preferred Stock”) to the United States Department of the Treasury (“Treasury”) as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program. On October 21, 2013, Treasury sold all of its shares of Series A Preferred Stock to unaffiliated third party investors. The holders of Series A Preferred Stock are entitled to receive quarterly dividends, if and as declared by the Company’s Board of Directors. However, if the Company defers and does not pay dividends for an aggregate of six quarterly periods or more, holders of the Series A Preferred Stock have the right to elect two directors to fill newly-created positions on the Company’s Board of Directors. Once all deferred dividends on the Series A Preferred Stock are paid in full, the right of the holders of the Series A Preferred Stock to elect two directors to the Board will immediately terminate, and the term of office of any directors that have been elected by the holders of the Series A Preferred Stock will immediately terminate. The Company has deferred the last thirteen quarterly dividend payments on the Series A Preferred Stock.

As a result of these deferred dividends, the holders of the Series A Preferred Stock have the right to elect two directors at each annual meeting of shareholders, or a special meeting of shareholders called for that purpose, until all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Preferred Stock have been declared and paid in full. Prior to selling its shares of Series A Preferred Stock, Treasury had not exercised its right to elect two directors to the Company’s Board of Directors. The Company has not received any nominations for directors to represent the holders of the Series A Preferred Stock.

The Company has also been advised by the Board of Governors of the Federal Reserve System (the “FRB”) that certain unaffiliated third party investors that purchased a substantial majority of the Series A Preferred Stock from Treasury, as a condition to their investment in the Series A Preferred Stock, entered into passivity commitments with the FRB. Accordingly, no individuals are nominated for election at the Annual Meeting as Series A Preferred Stock directors.

2013 Private Placements.  On March 26, 2013, the Company entered into separate securities purchase agreements with certain institutional investors for the purchase of shares of the Company’s common stock and Series B Preferred Stock, for aggregate gross proceeds of $45.0 million. The securities purchase agreements with Castle Creek Capital Partners IV, LP, an affiliate of Castle Creek Capital Partners (“Castle Creek”), and GCP III EVB LLC (“GCP”), an affiliate of GCP Capital, give each of Castle Creek and GCP Capital the right (through their respective affiliates) to maintain one representative on the Board of Directors of the Company and of EVB. Mr. Gutin is nominated for election to the Company’s Board of Directors by GCP Capital pursuant to the securities purchase agreement. Castle Creek has not yet selected its representative to serve on the Company’s Board of Directors.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

The Board of Directors and its Committees

There were six regular meetings and seven special meetings of the Board of Directors in 2013. Each director attended at least 75% or greater of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2013.

The Board of Directors has, among others, a standing Executive Committee, Audit and Risk Oversight Committee, Compensation Committee, Regulatory Compliance Oversight Committee, and Nominating and Corporate Governance Committee.

Corporate Governance Guidelines.  The Board of Directors has established corporate governance guidelines to provide a flexible framework within which the Company’s directors and management can effectively pursue the Company’s objectives for the benefit of shareholders, and within which the Board may conduct its business. The Board believes that these guidelines are consistent with the Board’s responsibility for the Company’s strategic direction and for overseeing the Company’s management. The Corporate Governance Guidelines are available to any shareholder upon request to the Corporate Secretary at Eastern Virginia Bankshares, Inc. at P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560 and is available on the Company’s web page at www.evb.org.

Executive Committee.  The Executive Committee acts for the Board of Directors when the Board is not in session, and consists of W. Rand Cook (Chairman), F. L. Garrett, III, Eric A. Johnson and Charles R. Revere. The same individuals served on the Executive Committee during 2013, with the exception that Mr. Straughan also served on the Executive Committee until his retirement on March 17, 2014. The Executive Committee met one time during 2013.

Leadership Structure of Board and Risk Oversight

The Company’s Board of Directors believes that the Company and its shareholders are best served by a leadership structure with separate positions for Chairman and Chief Executive Officer. The Board maintains separate positions for Chairman and Chief Executive Officer in order to clearly distinguish between the duties and responsibilities of the Board of Directors and those of the Chief Executive Officer, who reports to the Board of Directors. Separating these positions allows the Chief Executive Officer to focus on the day-to-day business of the Company and the Bank, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as the Chairman, particularly as the Board’s oversight responsibilities continue to grow. In addition, the Chief Executive Officer currently serves as member of the Board of Directors, which allows the Chief Executive Officer to inform all deliberations of the full Board, and certain deliberations of the Board’s committees, with the knowledge and experience developed through his focus on the Company’s and the Bank’s operations. The Company does not have a designated lead independent director, as the Chairman functions in that capacity. In accordance with our bylaws, our Board of Directors elects our Chief Executive Officer and our Board Chairman. The Chairman is selected from the independent directors.

The Company’s Board of Directors maintains a key role in the oversight of risk. The Board of Directors, as a whole and through its committees, is responsible for general oversight of risk management, while management is responsible for the day-to-day management of risks the Company faces. In its oversight role, the Board of Directors has the responsibility to monitor whether the risk management processes designed and implemented by management are adequate and functioning as designed.

Audit and Risk Oversight Committee.  The Audit and Risk Oversight Committee acts for the Board to appoint an independent registered public accounting firm, review and monitor the internal auditors, to approve the scope of the independent and internal auditors’ audits, to review the reports of examination by both independent and internal auditors and regulatory agencies, and to issue periodic reports to the Board of Directors. The Audit and Risk Oversight Committee consists entirely of directors who meet the independence requirements of the NASDAQ Stock Market (“NASDAQ”) and the Securities and Exchange Commission (the “SEC”). In addition, Mr. Straughan met all independence requirements of NASDAQ and the SEC during his service on the Committee during 2013 and until his retirement on March 17, 2014. The Audit and Risk Oversight Committee is composed of Leslie E. Taylor, CPA (Chairman), W. Gerald Cox, Ira C. Harris, Ph.D., CPA and Charles R. Revere. The same individuals served on the Audit and Risk Oversight Committee during 2013, with the exception that Mr. Straughan also served on the Audit and Risk Oversight Committee during 2013. The Board of Directors has determined that Audit and Risk Oversight Committee Chairman Leslie E. Taylor, CPA fulfills the applicable standard as an independent audit committee financial expert. The Audit and Risk Oversight Committee operates under a Charter adopted by the Board of Directors that is available on the Company’s web page at www.evb.org. The Audit and Risk Oversight Committee met nine times during 2013. For additional information, see “Audit and Risk Oversight Committee Report” below.

Our Board of Directors is charged with providing oversight of our risk management processes. The Audit and Risk Oversight Committee is primarily responsible for overseeing our risk management function on behalf of the Board. In carrying out its responsibilities, the Audit and Risk Oversight Committee works closely with our Chief Risk Officer and other members of our enterprise risk management team. The Audit and Risk Oversight Committee meets at least quarterly with the Chief Risk Officer and other members of management and receives a comprehensive report on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, operations and regulatory compliance, among others), and the processes in place to monitor and control such risk exposures. At least annually, the Chief Risk Officer makes a presentation on enterprise risk management to the full Board.

In addition to the Audit and Risk Oversight Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may be implicated by our compensation programs and meets with the Chief Risk Officer at least semi-annually to discuss, evaluate and review an assessment of those risks. Similarly, the Bank’s Loan Committee evaluates credit risk and credit policy.

Compensation Committee.  The Compensation Committee is a joint committee of the Boards of Directors of the Company and the Bank (referred to in this Proxy Statement as the “Compensation Committee”). Each of the Committee’s members must serve as a director of both the Company and the Bank and are jointly appointed by the Boards of the Company and the Bank.

The Compensation Committee consists of Eric A. Johnson (Chairman), F. L. Garrett, III, Boris M. Gutin and Ira C. Harris, Ph.D., CPA, all of whom are members of the Company’s Board of Directors and meet the independence requirements of NASDAQ. In addition, Mr. Straughan met all independence requirements of NASDAQ and the SEC during his service on the Committee during 2013 and until his retirement on March 17, 2014. The same individuals served on the Compensation Committee during 2013, with the exception that Mr. Straughan also served on the Compensation Committee during 2013. The Compensation Committee establishes the compensation to be paid to the executive officers, with the exception of the Company’s Chief Executive Officer for whom the Compensation Committee recommends compensation to be approved by the Company’s Board of Directors. The Compensation Committee (or authorized subcommittee) also administers all incentive and stock plans for the benefit of such officers and directors eligible to participate in such plans. The Committee met four times in 2013. The Compensation Committee operates under a Joint Charter adopted by the Company and Bank Boards. The Committee Charter is available to any shareholder upon request to the Corporate Secretary at Eastern Virginia Bankshares, Inc. at P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560 and is available on the Company’s web page at www.evb.org. For additional information, see “Executive Compensation” below.

Regulatory Compliance Oversight Committee.  The Regulatory Compliance Oversight Committee was established in August 2010 to oversee the implementation of certain corrective actions necessary to improve the operations and financial results of the Company in light of findings of a regulatory examination and to comply with the written agreement the Company and the Bank entered into with the Federal Reserve Bank of Richmond and the Virginia State Corporation Commission Bureau of Financial Institutions (the “Written Agreement”). The Written Agreement was terminated on July 30, 2013; and the Company then entered into an informal memorandum of understanding with the Federal Reserve Bank of Richmond and the Virginia

State Corporation Commission Bureau of Financial Institutions on September 5, 2013 (the “MOU”). The MOU addressed generally similar regulatory concerns as the Written Agreement. The MOU was terminated effective March 13, 2014.

Following the termination of the Written Agreement and MOU, the Regulatory Compliance Oversight Committee will continue to provide detailed and in depth level monitoring of the regulatory environment, oversee the Company’s and Bank’s regulatory compliance program, and ensure the safe and sound operation of the Company and Bank.

The Regulatory Compliance Oversight Committee is composed of W. Rand Cook (Chairman), F. L. Garrett, III, William L. Lewis and Leslie E. Taylor, CPA. The same individuals served on the Regulatory Compliance Oversight Committee during 2013, with the exception that Mr. Straughan also served on the Regulatory Compliance Oversight Committee until his retirement on March 17, 2014. The Committee met three times in 2013.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of five directors, Charles R. Revere (Chairman), W. Gerald Cox, Michael E. Fiore, P.E., William L. Lewis and Jay T. Thompson, III all of whom meet the independence requirements of NASDAQ. The Committee operates under a Charter adopted by the Board. The Committee Charter is available to any shareholder upon request to the Corporate Secretary at Eastern Virginia Bankshares, Inc. at P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560 and is available on the Company’s web page at www.evb.org.

The Nominating and Corporate Governance Committee is appointed by the Board of Directors to assist the Board in identifying qualified individuals to become directors, recommend to the Board qualified director nominees for election at the annual meeting of shareholders, ensure an appropriate structure and process for management succession, recommend the compensation to be paid to directors to the full Board for approval, and oversee annual self-evaluations by the Board. The committee considers, at a minimum, the following qualifications in recommending to the Board potential new directors, or the continued service of existing directors:

1.	personal characteristics, such as highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment;
2.	broad policy-making level training and experience in business, government, academia, non-profit or science to understand business problems and evaluate and formulate solutions;
3.	whether the director/potential director will add specific value as a board member, by virtue of particular technical expertise, experience or specialized skill complementary to the background and experience of other directors and relevant to our current or future business;
4.	willingness to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective and constructive participant at meetings of the Board and its committees;
5.	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s and the Bank’s principal operations;
6.	willingness to represent the best interests of all shareholders and objectively appraise management performance;
7.	whether the director/potential director assists in achieving the mix of Board members that represents a diversity of background, specialized experience and viewpoint, perspective and experience;
8.	whether the director/potential director meets the independence requirements of the NASDAQ listing standards; and
9.	willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Committee does not assign specific weights to particular criteria, no particular criterion is necessarily applicable to all prospective nominees and the Committee has not established any “minimum criteria” for service on the Board of Directors, except that the Company’s bylaws provide that no individual who is 75 years of age or older and was not a director of the Company on March 15, 2007 shall be eligible for election to the Board of Directors. The Committee may identify potential director candidates from a variety of sources, including members of the Board, management, consultants and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates; in addition, Mr. Gutin was selected to serve on the Company’s Board of Directors pursuant to the securities purchase agreement between the Company and an affiliate of GCP Capital. Although the Nominating and Corporate Governance Committee Charter does not set forth a formal policy regarding diversity, as noted above, the Committee will consider whether a director or potential director assists in achieving a diversity of background, specialized experience and perspective that reflects the needs of the Board of Directors at that time. The Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of the nominees for election as director named in this Proxy Statement, each of whom currently serves as a director, see “Proposal One — Election of Directors — Nominees for Election to Serve Until the 2015 Annual Meeting” on page 4 of this Proxy Statement.

Common shareholders entitled to vote for the election of directors may nominate one or more persons for election as director(s) at an annual meeting, if the shareholder gives timely notice, in proper form, of his or her intent to make such nomination. To be timely for the 2015 annual meeting, the notice must be received within the time frame set forth in “Shareholder Proposals for the 2015 Annual Meeting of Shareholders” on page 39 of this Proxy Statement. To be in proper form, the notice must include the nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article II, Section 2.5, of the Company’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporate Secretary whose address is Eastern Virginia Bankshares, Inc., P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. A nominee who fails to meet all state and federal banking regulatory requirements cannot serve as a director of the Company. For information about director nominations by holders of the Company’s Series A Preferred Stock, see “Proposal 1 — Election of Directors — Right of Holders of Series A Preferred Stock to Elect Directors Upon Failure to Pay Dividends.”

While the Nominating and Corporate Governance Committee does not have a formal procedure for common shareholders to submit recommendations, the Committee will consider recommendations from common shareholders for candidates to serve on the Board of Directors. Such recommendations should be submitted in writing and should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the Corporate Secretary at the address provided above, and must be received no later than January 1, 2015 in order to be considered by the Nominating and Corporate Governance Committee for the annual election of directors in 2015. Any candidates recommended by a common shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating and Corporate Governance Committee for election by the Company’s common shareholders.

As provided in its Charter, the Nominating and Corporate Governance Committee must submit a report of any Committee meeting at the next regularly scheduled meeting of the Board, and make recommendations to the Board regarding qualified director candidates for election. The Nominating and Corporate Governance Committee met twice in 2013.

Independence of the Directors

With the assistance of the Nominating and Corporate Governance Committee, the Board of Directors conducts an annual evaluation of the independence of each director, as independence is defined by the NASDAQ listing standards and the SEC. The Board has determined that all currently-serving non-employee directors (that is, all directors other than Mr. Shearin), who comprise a majority of the Company’s Board, satisfy the independence requirements as defined by the NASDAQ listing standards. In addition, the Board determined that Mr. Straughan satisfied the independence requirements as defined by the NASDAQ listing standards at all times during 2013 and 2014 prior to his retirement from the Board. In reaching these conclusions, the Board considered that the Company and the Bank provide services to, have relationships with, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors, officers or managers.

Based on its evaluation, the Board of Directors concluded that none of our non-employee directors, or their immediate family members, employers or other associated parties, are engaged in relationships with us that would jeopardize their independence as defined by the NASDAQ listing standards. The transactions listed below are in addition to the discussion under the heading “Certain Relationships and Related Transactions” which is included later in this Proxy Statement. The Board considered the following transactions between us and certain of our directors or their affiliates to determine whether such director was independent:

1.	we obtain some degree of legal services from William L. Lewis, PC, of which Mr. Lewis is the managing partner;
2.	we obtain some degree of legal services from McCaul, Martin, Evans and Cook, P.C., of which Mr. Cook is a partner;
3.	we obtain some degree of legal services from W. Leslie Kilduff, Jr., PLC, of which Mr. Kilduff is the managing partner;
4.	we obtain some degree of real estate services from Mason Realty, of which Mr. Johnson is a broker;
5.	we obtain some degree of real estate services from Long and Foster Real Estate, of which Mr. Garrett is a realtor;
6.	we lease the land on which our Hartfield branch office is located from an immediate family member of Mr. Revere;
7.	we purchase bottled gas from Revere Gas and Appliance, of which Mr. Revere is the President; and
8.	we obtain some degree of engineering services from Resource International, LTD, of which Mr. Fiore is the President.

Executive Sessions

Non-employee directors meet periodically outside of regularly scheduled Board meetings. Mr. Cook serves as chairman for these executive sessions.

Code of Ethics

The Board of Directors has approved a Code of Ethics for all directors, officers and staff of the Company and its subsidiaries. The Code of Ethics is designed to promote honest and ethical conduct, proper disclosure of financial information in the Company’s periodic reports, and compliance with applicable laws, rules, and regulations by the Company’s senior officers who have financial responsibilities. The Code of Ethics is available on the Company’s web page at www.evb.org.

Annual Meeting Attendance

The Board of Directors does not have a policy regarding attendance by Board members at annual shareholders’ meetings. However, the Company encourages Board members to attend the annual meeting of shareholders. At the annual meeting held on June 4, 2013, eleven of the Company’s then-serving thirteen directors, or 85% were in attendance.

Communications with Directors

Any director may be contacted by writing c/o Eastern Virginia Bankshares, Inc., P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. Communications to the non-employee directors as a group, or to the entire Board of Directors, may be sent to the same address, c/o the Secretary of the Company. The Company promptly refers, unopened, all individually addressed correspondence to the indicated directors and refers, unopened, all correspondence addressed to the non-employee directors or to the entire Board of Directors to Mr. Cook, Chairman of the Board of Directors.

Director Compensation

The Nominating and Corporate Governance Committee periodically reviews the compensation paid to the Company’s non-employee directors and recommends changes to the full Board of Directors. Compensation paid to our directors for 2013 is disclosed in the table below and reflects the same payment schedule as in 2012.

Director Compensation for 2013

	2013
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
	(1)(2)(3)(4)	(5)
W. Rand Cook	$23,000	$2,695	$25,695
F. L. Garrett, III	14,750	2,695	17,445
W. Gerald Cox	19,050	2,695	21,745
Michael E. Fiore, P.E.	11,900	2,695	14,595
Boris M. Gutin	4,450	—	4,450
Ira C. Harris, Ph.D., CPA	14,100	2,695	16,795
Eric A. Johnson	13,700	2,695	16,395
W. Leslie Kilduff, Jr.	13,250	2,695	15,945
William L. Lewis	16,100	2,695	18,795
Charles R. Revere	15,300	2,695	17,995
Howard R. Straughan, Jr.(6)	14,700	2,695	17,395
Leslie E. Taylor, CPA	14,500	2,695	17,195
Jay T. Thompson, III	8,900	2,695	11,595

(1)	Mr. Shearin receives no additional compensation as a director of the Company or Bank’s Board. His compensation as an executive officer is included under the caption “Summary Compensation Table.”
(2)	As compensation for service to our Company, each director of the Board receives $300 for each Board meeting attended and $300 for each committee meeting attended. In addition to the meeting fees, the Audit and Risk Oversight Committee members receive a monthly retainer fee of $200 and the chairman of that committee receives a monthly retainer fee of $300. Directors who are also officers of the Company do not receive any compensation for attending Board and committee meetings. Directors do not receive additional compensation for executive sessions held as part of Company Board meetings. Total director fees paid by the Company were $57,600 in 2013.
(3)	Each director of the Company’s Board is also a member of the Bank’s Board. Each director receives $500 for each Bank Board meeting attended and $300 for each committee meeting attended. The chairman of the Bank’s Board, who also serves as the Chairman of the Company’s Board, receives an additional $500 per month retainer. Directors do not receive additional compensation for executive sessions held as part of Bank Board meetings. Total director fees paid by the Bank were $126,100 in 2013. Each member of the Bank’s loan committee also receives $150 for each teleconference of the loan committee between regularly scheduled loan committee meetings.
(4)	For meetings of the Company’s Board of Directors and the Bank’s Board of Directors, directors are permitted one paid absence per year.
(5)	The values in this column are the grant date fair values of 2013 stock awards to directors computed in accordance with FASB ASC Topic 718. Each director of the Bank’s Board receives an annual retainer fee in the form of a grant of 500 unrestricted shares of the Company’s common stock. In 2013, that fair market value was $5.39 per share determined as the closing price of the Company’s common stock on the July 8, 2013 grant date. The total fair value of the grant to our directors for their service on the Bank’s Board was $32,340 in 2013.
(6)	Mr. Straughan retired as a member of the Board of Directors of the Company and the Bank effective March 17, 2014.

OWNERSHIP OF STOCK

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of April 2, 2014 by each beneficial owner of more than 5.0% of the Company’s common stock, based on currently available Schedules 13D and 13G and amendments thereto filed with the SEC and other information available to the Company.

Name and Address of Beneficial Owner	Amount And Nature Of Beneficial Ownership		Percent Of Class(1)
Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	1,012,971	(2)	8.54%
Castle Creek Capital Partners IV, LP 6051 El Tordo Rancho Santa Fe, CA 92067	1,061,225	(3)	8.95%
GCP III EVB LLC 600 Lexington Ave., 31st Floor New York, NY 10022	1,061,225	(4)	8.95%

(1)	Based on 11,862,367 shares of common stock issued and outstanding on April 2, 2014.
(2)	Based on Amendment No. 6 to the Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) on February 14, 2014. Wellington, in its capacity as investment advisor, may be deemed to share power to vote 1,012,971 shares of common stock and may be deemed to share power to dispose of 1,012,971 shares of common stock.
(3)	Based on Amendment No. 1 to the Schedule 13D filed by Castle Creek Capital Partners IV, LP (“Castle Creek”), Castle Creek Capital IV LLC, and John M. Eggemeyer III on February 3, 2014. Castle Creek also owns 4,048,670 shares of Series B Preferred Stock of the Company, which is convertible into shares of common stock in connection with certain transfers of such shares of Series B Preferred Stock or if the Company’s Board of Directors has approved such conversion, subject to certain restrictions based on the beneficial ownership of the holder of the shares of Series B Preferred Stock. Castle Creek does not currently have the right to acquire such common stock and does not have voting or investment power over such common stock. Castle Creek and its affiliates are subject to a passivity agreement with the Board of Governors of the Federal Reserve System, which is filed as an exhibit to the Schedule 13D.
(4)	GCP III EVB LLC (“GCP”), an affiliate of GCP Capital and of which Mr. Boris Gutin, a director of the Company, serves as a managing director, also owns 1,191,522 shares of Series B Preferred Stock, which is convertible into shares of common stock in connection with certain transfers of such shares of Series B Preferred Stock or if the Company’s Board of Directors has approved such conversion, subject to certain restrictions based on the beneficial ownership of the holder of the shares of Series B Preferred Stock. GCP does not currently have the right to acquire such shares of common stock and does not have voting or investment power over such common stock. GCP Capital and its affiliates are subject to a passivity agreement with the Board of Governors of the Federal Reserve System.

Security Ownership of Management

The following table sets forth, as of April 2, 2014, certain information with respect to the beneficial ownership of shares of the Company’s common stock and the Company’s Series B Preferred Stock, as applicable, by each of the members of the Board of Directors, all of whom are also director-nominees, by each of the current executive officers named in the “Summary Compensation Table” below and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself or herself at once or at some future time. All of the directors and named executive officers receive mail at the Company’s principal executive office at 330 Hospital Road, Tappahannock, Virginia 22560.

	Common Stock				Series B Preferred Stock
Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)		Amount and Nature of Beneficial Ownership(1)		Percent of Class(19)
Directors:
W. Rand Cook	18,316	(3)	*		—		*
W. Gerald Cox	19,013	(4)	*		—		*
Michael E. Fiore, P.E.	10,501		*		—		*
F. L. Garrett, III	31,562	(5)	*		—		*
Boris M. Gutin	1,061,625	(6)	8.95%		1,191,522		22.74%
Ira C. Harris, Ph.D., CPA	8,854	(7)	*		—		*
Eric A. Johnson	35,298	(8)	*		—		*
W. Leslie Kilduff, Jr.	19,355		*		—		*
William L. Lewis	20,511	(9)	*		—		*
Charles R. Revere	33,380	(10)	*		—		*
Joe A. Shearin	59,091	(11)	*		—		*
Leslie E. Taylor, CPA	9,845	(12)	*		—		*
Jay T. Thompson, III	67,876	(13)	*		—		*
Non-Director Named Executive Officers:
Joseph H. James, Jr.	26,308	(14)	*		—		*
J. Adam Sothen	9,923	(15)	*		—		*
James S. Thomas	20,514	(16)	*		—		*
Ann-Cabell Williams	8,448	(17)	*		—		*
All directors and executive officers as a group (19 persons)	1,472,420	(18)		12.38%		1,191,522		22.74%

*	Percentage of ownership is less than 1.0% of the outstanding shares of common stock of the Company.
1)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly more than one person may be deemed to be a beneficial owner of the same securities. A person is deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have the sole voting and investment power with respect to beneficially owned shares of stock.
2)	Based on 11,862,367 shares of common stock issued and outstanding on April 2, 2014.
3)	Includes (i) 17,050 shares of common stock jointly owned by Mr. Cook and his wife and (ii) 267 shares of common stock held in an IRA for the benefit of Mr. Cook.
4)	Includes (i) 2,993 shares of common stock held in an IRA for the benefit of Mr. Cox, (ii) 3,316 shares of common stock held in an IRA for the benefit of Mr. Cox’s wife, for which Mr. Cox disclaims beneficial ownership, (iii) 1,533 shares of common stock registered in the name of Mr. Cox’s wife, for which

Mr. Cox disclaims beneficial ownership and (iv) 444 shares of common stock owned jointly by Mr. Cox’s wife and daughter, for which Mr. Cox disclaims beneficial ownership.
5)	Includes (i) 2,810 shares of common stock held in an IRA for the benefit of Mr. Garrett, (ii) 100 shares of common stock owned jointly by Mr. Garrett and his wife and (iii) 10,604 shares of common stock registered in the name of Mr. Garrett’s wife, for which Mr. Garrett disclaims beneficial ownership.
6)	Includes 1,061,225 shares of common stock held by GCP, an affiliate of GCP Capital of which Mr. Gutin serves as a managing director. Also includes 1,191,522 shares of Series B Preferred Stock held by GCP. Shares of the Company’s Series B Preferred Stock are convertible into shares of common stock in connection with certain transfers of such shares of Series B Preferred Stock or if the Company’s Board of Directors has approved such conversion, subject to certain restrictions based on the beneficial ownership of the holder of the shares of Series B Preferred Stock. GCP does not currently have the right to acquire such shares of common stock and does not have voting or investment power over such common stock. GCP Capital and its affiliates are subject to a passivity agreement with the Board of Governors of the Federal Reserve System.
7)	Includes 431 shares of common stock owned jointly by Mr. Harris and his wife.
8)	Includes 15,243 shares of common stock held in an IRA for the benefit of Mr. Johnson.
9)	Includes (i) 1,400 shares of common stock held in an IRA for the benefit of Mr. Lewis and (ii) 519 shares of common stock registered in the name of William Carrington Lewis Trust, of which Mr. Lewis is Trustee.
10)	Includes 11,638 shares of common stock held in the Elizabeth C. Revere Trust for the benefit of Charles R. Revere, of which Mr. Revere is Trustee.
11)	Includes (i) 13,587 shares of common stock which Mr. Shearin has the right to acquire through the exercise of stock options, (ii) 5,378 shares of common stock held in an IRA for the benefit of Mr. Shearin, (iii) 24,800 shares of restricted stock and (iv) 35 shares of common stock owned jointly by Mr. Shearin and his son.
12)	Includes 1,093 shares of common stock owned jointly by Mr. Taylor and his wife.
13)	Includes 1,141 shares of common stock registered in the name of Mr. Thompson’s wife, for which Mr. Thompson disclaims beneficial ownership.
14)	Includes (i) 8,500 shares of common stock which Mr. James has the right to acquire through the exercise of stock options and (ii) 11,400 shares of restricted stock.
15)	Includes 9,000 shares of restricted stock.
16)	Includes (i) 7,000 shares of common stock which Mr. Thomas has the right to acquire through the exercise of stock options and (ii) 9,300 shares of restricted stock.
17)	Includes 7,000 shares of restricted stock.
18)	Includes shares of restricted stock held by Executive Vice President and Chief Risk Officer, Douglas R. Taylor, and Executive Vice President and Director of Commercial Banking, Bruce T. Brockwell.
19)	Based on 5,240,192 shares of Series B Preferred Stock issued and outstanding on April 2, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section l6(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and persons who beneficially own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16 forms they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations that no other reports were required, the Company believes that its officers and directors complied with all such filing requirements under Section 16(a) during 2013, with the following exceptions: Mr. Boris Gutin reported one holding late on a Form 3; and Mr. Bruce Brockwell, the Company’s Executive Vice President and Director of Commercial Lending, filed one Form 3 late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Below is a discussion of the philosophy, the strategy and the major details of our approach to compensating executive management. This approach has been developed under the direction and oversight of the Compensation Committee, with assistance from an independent compensation consultant and with input from management.

Our executive management is expected to design and execute our business plan that emphasizes prudent risk and asset quality management to lead to superior returns for our shareholders. Following this discussion, you will find tables containing detailed information concerning compensation earned or paid for 2013 and prior years to our “named executive officers.”

•	Joe A. Shearin — President and Chief Executive Officer of the Company and the Bank.
•	J. Adam Sothen — Executive Vice President and Chief Financial Officer of the Company and the Bank.
•	Joseph H. James, Jr. — Senior Executive Vice President and Chief Operating Officer of the Company and the Bank.
•	James S. Thomas — Executive Vice President and Chief Credit Officer of the Company and the Bank.
•	Ann-Cabell Williams — Executive Vice President and Retail Executive (or REO) of the Company and the Bank.

The Company had two other executive officers, Douglas R. Taylor, Executive Vice President and Chief Risk Officer of the Company and the Bank and Bruce T. Brockwell, Executive Vice President and Director of Commercial Banking of the Company and the Bank, during 2013. The discussion below is intended to help you understand the information provided in tables that follow and provide context for our overall executive compensation program.

Objective

The primary objective of our executive compensation program is to assure that we have competent and motivated executive management to lead the Company. To accomplish this objective, we must provide competitive levels of compensation to attract, retain and reward outstanding executives. The banking industry is very competitive, and excellent leadership is vital to design and execute our business plan. To that end, we believe that:

•	Our executive management should have compensation opportunities at levels that are competitive with peer institutions.
•	Total compensation should include “at risk” components that are linked to annual results, as well as to longer term performance.
•	Stock-based compensation should form a key component of total compensation as a means of aligning the interests of key executives with those of our shareholders.

Discussion of Our Approach

Our general approach is to provide executive compensation consistent with promoting shareholder value, with an emphasis on prudent risk and asset quality management. To this end, the Committee designs compensation plans and incentives to link the financial interests of the Company’s executive officers to the interests of shareholders, to support the Company’s long-term goals, to tie compensation to the Company’s performance and to attract, retain and motivate talented leadership. In each of the past several years, the Committee has retained Titan Group, LLC, an independent compensation consultant, to assist it in developing and administering its executive compensation program. Titan Group, LLC also provides consulting services to the

Bank related to the Bank’s bank-owned life insurance policies, for which the Bank typically pays less than $5,000 each year. The Compensation Committee has assessed the independence of Titan Group, LLC under applicable SEC and NASDAQ rules and concluded that the advice it receives from Titan Group, LLC is objective and not influenced by other relationships that could be viewed as conflicts of interest.

The Compensation Committee operates under a Charter adopted by the Boards of Directors of the Company and the Bank, which outlines the Committee’s duties and authority, and is guided by an Executive Compensation Philosophy and Strategy statement which provides an overall blueprint for developing and administering executive compensation programs. In addition, beginning in 2009 and continuing until October 21, 2013, as a result of the Company’s participation in the Treasury’s TARP Capital Purchase Program, the Committee and the Company had to comply with legal and contractual terms affecting the executive compensation process.

Participation in TARP Capital Purchase Program

In January 2009, the Company elected to participate in the Treasury’s Capital Purchase Program, commonly known as “TARP.” The Company issued shares of Series A Preferred Stock and a warrant to purchase 373,832 shares of our common stock at a price of $9.63 per share to the Treasury in return for a $24.0 million TARP investment. On October 21, 2013, the Treasury completed the sale of all 24,000 shares of the Company’s Series A Preferred Stock to unaffiliated third party investors, terminating the Company’s participation in TARP.

As a result of our participation in TARP, until October 21, 2013 (the “TARP period”) the Company and the Bank were subject to, and to a limited extent continue to be subject to, the limits on executive compensation contained in Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”) and as implemented by guidance and regulations issued by the Treasury, as amended from time to time (“TARP Regulations”), the most significant of which were as follows:

•	First, our senior executive officers for TARP purposes, who are currently Messrs. Shearin, Sothen, James, Thomas and Ms. Williams, and our next twenty most highly compensated employees are subject to a “clawback” which will require repayment of any bonus, incentive compensation or retention award paid during the TARP period if it is later proven that the payment was based on materially inaccurate financial statements or other performance metric criteria.
•	Second, during the TARP period, we were generally prohibited from making any severance payments (which includes any accelerated vesting) to our senior executive officers and our next five most highly compensated employees upon a departure from the Company or upon a change in control of the Company.
•	Third, during the TARP period, we were prohibited from paying or accruing any bonus, incentive compensation or retention award to our most highly compensated employee, except for (i) certain awards of long-term restricted stock with a value not exceeding one-third of his annual compensation as permitted by TARP Regulations, and (ii) any payments contractually required to be paid and to which he had a legally binding right as of February 11, 2009. Mr. Shearin was our most highly compensated employee throughout the TARP period.
•	Finally, we agreed not to claim any federal income tax deduction for compensation in any year during the TARP period in excess of $500,000 to any senior executive officer.

Consideration of Shareholder Advisory Vote on Executive Compensation

When reviewing executive compensation policies and setting compensation, the Compensation Committee pays close attention to advisory votes by shareholders to approve the compensation of our named executive officers. At last year’s annual meeting, approximately 88% of shares voted were cast in favor of our approach to executive compensation. While the Company has been constrained by TARP Regulations, the Compensation Committee acknowledges the broad support of our shareholders and continues to apply the principles described above and below in pursuit of a pay-for-performance culture.

Principles that Guide Executive Compensation

We rely upon the following principles in structuring compensation arrangements for our executive officers:

1.	Benchmarking — Our stated goal is to provide base salaries, long-term and short-term incentive compensation and benefits for our executives that are competitive with those offered by comparable Virginia banking institutions. In order to determine competitiveness in the marketplace, we relied in 2013 and plan to rely in 2014 upon an analysis of peer institutions, similar in asset size and corporate structure, prepared by Titan Group, LLC. The members of this peer group for 2013 and 2014 are:

Access National Corporation
American National Bankshares, Inc.
C & F Financial Corporation
Community Bankers Trust Corporation
Middleburg Financial Corporation
Monarch Financial Holdings, Inc.
National Bankshares, Inc.
Old Point Financial Corporation
WashingtonFirst Bankshares, Inc.
Valley Financial Corporation

Two of the institutions included in the current peer group received TARP investments from the Treasury and had a portion of that investment outstanding at December 31, 2013. Shore Bancshares, Inc., which has been a member of the peer group in the past, was replaced by WashingtonFirst Bankshares, Inc.

For our executive management, we believe that total compensation should be near the 50th percentile of our peer group.

2.	Allocation of Elements of Compensation — We believe that the weighting of elements of total compensation (specifically salary, annual bonus and long-term incentives) should vary within the management group as appropriate to reflect more closely the role of each senior manager and his or her ability to influence the Company’s performance (see matrix in Annual Bonus discussion below). Over time, and especially now that the constraints of the TARP Regulations have been lifted, we expect to shift the weighting of total compensation more toward variable compensation (annual bonus and long-term incentives).
3.	Pay for Performance — To promote shareholder value, we are continuing to focus on performance-based incentives. In 2007, we reviewed and revised our annual bonus program and introduced a long-term incentive program for our executive management consistent with this principle.

Elements of Compensation

The Company uses the following elements of compensation and benefits to recruit, retain and reward its key executives:

1.	Salary — A competitive salary for key executives is essential. Furthermore, flexibility to adapt to the particular skills of an individual or the specific needs of the Company is required. In February or March, Mr. Shearin presents to the Compensation Committee salary adjustment recommendations for the year for executive management, other than himself, based on performance of the Company and of the specific individuals during the prior year. The Committee reviews the recommendations, makes any further adjustments and approves the changes. Mr. Shearin’s salary is reviewed by the Compensation Committee, and is approved by the Board of Directors in executive session. The employment agreements between the Company and certain members of executive management are discussed later in this section. Salary levels are typically determined by comparison to peer group salaries for comparable executive positions and based on an evaluation of the executive’s performance during the prior year. Company performance compared to peer group and the factors discussed in the matrix under Annual Bonus below are also considered in the recommendations to adjust salaries made by Mr. Shearin and the Compensation Committee’s decisions.

As a result of improving financial performance and to recognize the contributions of executive management for this improvement, the Committee accepted Mr. Shearin’s recommendation for a 3% merit increase for executive management in 2013. The Committee also recommended and the Board of Directors in executive session approved Mr. Shearin for a 3% merit increase for 2013.

2.	Annual Bonus — We offer key executives an opportunity to receive an annual bonus of up to 25% of salary. At the beginning of the year the maximum amount of bonus for each executive officer is set by the Committee for the CEO, and by the CEO for other members of executive management. The purpose of this annual bonus plan is to target specific year-over-year results. During 2008, we revised the plan to incorporate the following performance measurements: risk management, financial reporting, budget compliance, asset quality, asset growth, net income growth and critical factors. The same plan was in effect for 2013, although the weighting and title of factors was slightly adjusted. The specific weighting of these factors for each executive varies, depending upon his or her responsibilities. For example, Mr. Shearin’s bonus opportunity for 2013 would have been, but for the prohibition on paying cash incentive compensation imposed by TARP Regulations, based 15% on risk management, 5% on financial reporting, 15% on budget compliance, 20% on asset quality, 15% on asset growth, 15% on net income growth and 15% on critical factors (individual goals set by the Committee). For other members of executive management, the mix and the weight components vary. At a meeting of the Committee, usually in February, Mr. Shearin proposes the actual bonus payments for the year ending the preceding December for key executives, other than himself based on that preceding year’s performance. The Committee reviews the performance metrics based on worksheets prepared by the CEO.

Annual bonus metrics for each of the named executive officers are provided in the table below:

	Percent Weighting by Position
Metric	CEO	COO	CFO	CCO	REO
Risk management	15	15	15	15	15
Financial reporting	5	—	20	—	—
Budget compliance	15	15	15	10	15
Asset quality	20	15	10	25	10
Asset growth	15	15	10	15	15
Net income growth	15	15	15	15	20
Critical factors	15	25	15	20	25
	100	100	100	100	100

Target performance for 2013 for each of the metrics listed above was:

•	Risk management — Adherence to regulatory and audit requirements with unqualified opinion from registered public accounting firm and satisfactory rating from regulatory authorities. A satisfactory rating from regulatory authorities was not met in 2013. An unqualified opinion from our registered public accounting firm was met in 2013.
•	Financial Reporting — Timely and accurate reporting to the SEC, FRB and board without adverse comment. This performance target was met in 2013.
•	Budget compliance — Compliance with division and department-specific budgets. This performance target was not met in 2013.
•	Asset quality — Maintain asset quality above the average of named peer group and receive a satisfactory review on the credit quality of the loan portfolio by an independent third party. These performance targets were met in 2013.
•	Asset growth — Achieve average assets of $1.054 billion. In 2013, our actual average assets were $1.070 billion. This target was met in 2013.

•	Net income growth — Achieve net income of $3.3 million, before preferred dividends. In 2013, our net loss before payment of preferred dividend was $2.6 million. This performance target was not met in 2013.
•	Critical factors are at the individual level and in many cases include confidential information. All individual critical factors were achieved.

Although calculation of a bonus is based on a formula including specific metrics, payment of a bonus is discretionary. Under normal circumstances, members of executive management, other than Mr. Shearin who was barred during the TARP Period from receiving a cash bonus, who had met some or all of their objectives would have received some portion of a bonus for 2013. However, because of continuing depressed business conditions that affected the financial industry and the Company, Mr. Shearin proposed, and the Committee agreed, that no bonuses be paid for 2013 performance.

In addition to the annual incentives determined under the plan described above, the Board approved a special discretionary “Success Bonus” payable in 2013 for certain key members of the executive management team. This bonus was approved and paid in recognition of and appreciation for their extraordinary efforts related to the Company’s regulators terminating the Company’s Written Agreement and to raising $50.0 million in gross proceeds from private placements of the Company’s stock to institutional investors and a rights offering to existing shareholders, which substantially improved the Company’s capitalization.

3.	Long-term Incentives — The Company adopted FAS 123 in 2002 and has expensed all stock options from the implementation of our initial stock option plan. Because of changes in accounting rules effective in 2005 that require expensing of stock options, we believe that restricted stock awards, both time vested and performance vested, will be the preferred form of long-term incentive used by us going forward.

In 2003, our shareholders approved an amendment to the 2000 Stock Incentive Plan, resulting in the 2003 Stock Incentive Plan (the “2003 Plan”), which authorized the granting of up to 400,000 shares of Company common stock pursuant to grants of stock options, stock appreciation rights, common stock, restricted stock and phantom stock. Under the terms of the 2003 Plan document, after April 17, 2013 no awards may be granted under the 2003 Plan. Any awards previously granted under the 2003 Plan that were outstanding as of April 17, 2013 remain outstanding and will vest, etc. in accordance with their regular terms.

In 2007, our shareholders approved the 2007 Equity Compensation Plan which authorizes the granting of up to 400,000 shares of Company common stock pursuant to grants of stock options, stock appreciation rights, common stock, restricted stock, performance shares, incentive awards and stock units. As of December 31, 2013, there were 322,000 shares still available to be granted as awards under the 2007 Equity Compensation Plan.

The Committee approved restricted stock grants in 2009 for members of executive management. Consistent with the principle of pay for performance, one-half of the grants would vest if, and only if, either earnings per share or return on equity equaled or exceeded the median of institutions in our peer group for the year ending December 31, 2011. The other half of the awards were time-based and vested ratably (20% per year) over time of employment. Because the Company’s financial performance for the year ended December 31, 2011 did not meet the pre-specified targets for earnings per share or return on equity compared to the peer group for 2011, these performance-based shares were forfeited.

In February 2010, the Committee approved a TARP-compliant long-term restricted stock program for future awards. This program provides for the grant of time-based restricted stock that qualified as an exception to TARP Regulations’ general rule that the most highly compensated employee cannot accrue or be paid any bonus, incentive compensation or retention award during the TARP period. For as long as the Company remained subject to the TARP Regulations, the Committee determined to grant stock awards, if any, to executive management in accordance with the terms and conditions of the TARP-compliant long-term restricted stock program stated below. The grants of TARP-compliant long-term restricted stock are subject to the following terms and conditions.

1.	Value of the Grant: A grant cannot exceed in value 33 1/3% of an executive’s “total compensation” as defined under TARP Regulations.
2.	Minimum Vesting: An executive shall have no vesting in any award unless he or she continues in service with the Company for at least two years following the date of grant.
3.	Graduated Vesting: A portion of the restricted stock that has otherwise vested may generally become transferable only upon the repayment to the Treasury of the TARP investment by the Company under the TARP Capital Purchase Program as follows:

	% Repayment	% Transferable
a.	25%	25%
b.	50%	50%
c.	75%	75%
d.	100%	100%

Because the Company’s participation in TARP concluded on October 21, 2013 when Treasury sold all of its shares of the Company’s Series A Preferred Stock, as of October 21, 2013 (a) all previously vested portions of TARP-compliant restricted stock awards became freely transferable, and (b) all unvested portions of TARP-compliant restricted stock awards will be freely transferable when vested in accordance to the award’s terms.

In December 2010, the Company cancelled 8,000 shares of restricted stock previously awarded to Mr. Shearin in 2009, because the award did not contain the terms necessary to comply with the TARP executive compensation limits. In conjunction with this cancellation, the Company granted a TARP-compliant restricted stock award to Mr. Shearin in an equal amount of shares and in substantially the same form as previously awarded.

Other than this award to Mr. Shearin in 2010, no stock awards were granted to any of the named executive officers in 2010 or 2011.

In June 2012, the Company granted 34,000 shares of restricted stock under the 2007 Plan to its executive officers in the form of TARP-compliant restricted stock awards. In November 2013, the Company granted 38,000 shares of restricted stock under the 2007 Plan to its executive officers. Because performance during the TARP Period was a factor in these awards, they were made in the form of TARP-compliant restricted stock awards. All of these shares are subject to time vesting over a five year period, and generally vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date.

The grants were made by the Committee in 2012 and 2013 to recognize the contributions of executive management to improve the financial performance of the Company, and to provide a long-term incentive to maximize the value of the Company.

With the lifting of the constraints of the TARP Regulations, the Committee may consider a different form of restricted stock award for future grants, including revisiting the use of performance-based vesting if appropriate.

4.	Employment Agreements — Assuring the continued service of key executives is essential to the successful future of the organization. Employment agreements, which help retain key executives during a possible change of control situation (and until October 21, 2013, subject to applicable TARP regulations), assist the Company by providing security to key executives. Base salary figures presented in the individual contracts below were determined by the executive’s base salary at the time that the contract was executed.

The Company and each of Joe A. Shearin, Joseph H. James, Jr. and James S. Thomas are parties to an employment agreement entered into as of January 1, 2008, March 4, 2008 and January 10, 2008,

respectively. Mr. Shearin’s employment agreement provides for him to serve as our President and Chief Executive Officer and President of the Bank and provides for an initial base salary of $285,000. His employment agreement is for a rolling three-year term, unless either party provides written notice that the employment term should not be renewed and extended. Mr. James’s employment agreement provides for him to serve in an executive officer capacity and provides for an initial base salary of $139,100. Mr. Thomas’s employment agreement provides for him to serve in an executive officer capacity at an initial base salary of $126,500. The Board of Directors, in its discretion, may increase the base salary of each of Messrs. Shearin, James and Thomas. The employment agreements with Messrs. James and Thomas currently terminate on December 31, 2014; however, each December 31, the term of their employment agreements will be renewed and extended by one year, unless notice of termination has been provided prior to such time. As of April 2, 2014, the Company has not entered into employment agreements with J. Adam Sothen, Executive Vice President and Chief Financial Officer, or Ann-Cabell Williams, Executive Vice President and Retail Executive.

Under each employment agreement, the executive’s employment may be terminated by the Company with or without cause. If the executive resigns for “good reason” or is terminated without “cause”, as those terms are defined in the employment agreement, however, he is entitled to receive a monthly payment equal to one-twelfth his rate of annual base salary in effect immediately preceding such termination for the remainder of the term of the agreement. If the executive’s employment terminates for good reason or without cause within one year of a change in control of us (as defined in the employment agreement), he will be entitled to severance payments approximately equal to 299% of his annualized cash compensation for a period that precedes the change in control as determined under the Internal Revenue Code of 1986, as amended. If the executive is terminated for “cause,” he will thereafter have no right to receive compensation or other benefits.

In addition, but only in the case of Mr. Shearin’s agreement, if Mr. Shearin's employment terminates for good reason or without cause not in connection with a change in control, Mr. Shearin will be entitled to receive continuing health insurance benefits for himself and his dependents for the shorter of the remainder of the then current term of his agreement or the period for which he would be entitled to COBRA benefits, in either case with such premiums paid by the Company, and will be entitled to receive out-placement services for up to two years, including job search services, paid for by the Company up to a total of $10,000.

Each agreement also contains a confidentiality provision without a time limit and a covenant not to compete that is in effect while the individual is an executive and employee and for a twelve month period after the termination of his employment. If, however, the executive breaches the confidentiality provision or the covenant not to compete, the executive will have no right to further post-termination payments or benefits provided by his employment agreement.

Each executive who currently has an employment agreement with the Company entered into a “consent” letter agreement by which he accepted the terms and conditions imposed as part of the Company’s participation in the TARP Capital Purchase Program and further agreed to make any additional conforming amendments to his employment or change in control agreement. These limitations no longer apply, subject to very limited exceptions.

5.	Perquisites — We provide perquisites in the form of personal commuting use of a company car to the CEO, COO and REO. We reimburse the CEO for certain annual physical examination and related medical expenses. Additionally, the Company reimburses certain business travel expenses of the CEO’s spouse in accordance with the Company’s Excessive or Luxury Expenditure Policy. We reimburse country club and golf membership fees for Mr. Thomas. In addition, we provide a monthly housing allowance for Mr. Sothen. Otherwise, we provide no other perquisites to our named executive officers that are not generally available to all employees on a nondiscriminatory basis. The perquisites provided to our named executive officers do not exceed $10,000 in the aggregate for any named executive officer on an annual basis.

6.	Supplemental Retirement Benefit — We think that a supplemental retirement plan plays an important role in providing “pension equity” and in retaining key executives. We intend for employees generally, including key executives, to receive a combined retirement benefit from Social Security, qualified retirement plans of the Company and, if necessary, supplemental nonqualified arrangements approximating 70% of their pre-retirement income. For that reason, effective January 1, 2008 we adopted a supplemental executive retirement plan which currently covers Mr. Shearin as its only participant, as his retirement benefit from other sources is projected to fall short of the replacement target. The plan provides for an annual benefit at age 67 of $155,000. Full vesting occurs only at age 67, with partial vesting of approximately 5% for each year of service after age 52. Benefits are payable monthly for 15 years. There is no pre-retirement death benefit, but a beneficiary can be named to receive the remaining payments for the 15-year period after benefits have commenced.
7.	Bank Owned Life Insurance — During 2013 we made additional investments in bank owned life insurance products covering certain key employees of the Company and the Bank, including the Company’s named executive officers. We think that bank owned life insurance can serve as a valuable key employee compensation and retention tool, and can provide insurance coverage that supplements or replaces coverage that is otherwise available to all of the Company’s employees under the Company’s group term life insurance program. Effective April 30, 2013, the Company acquired bank owned life insurance policies for the Company’s named executive officers, with a death benefit paid to the beneficiaries of each named executive officer of four times base salary.

Conclusion

During 2014, we anticipate that the Compensation Committee, with assistance from its independent consultant, will continue its ongoing administration and evaluation of our executive compensation approach consistent with our philosophy which aligns with our business plan, but with more flexibility in the absence of the TARP Regulations.

Compensation Committee Report

The Compensation Committee consists entirely of independent directors. The Compensation Committee is composed of Eric A. Johnson (Chairman), F. L. Garrett, III, Boris M. Gutin and Ira C. Harris, Ph.D., CPA. The same individuals served on the Compensation Committee during 2013, with the exceptions that Mr. Gutin joined the Compensation Committee on July 30, 2013 and Mr. Straughan also served on the Compensation Committee until his retirement on March 17, 2014. The Committee administers the Company’s and the Bank’s executive compensation program, recommends to the Company’s Board of Directors the compensation of the Chief Executive Officer and establishes the compensation of the other executive officers.

The Committee reviewed and discussed the Compensation Discussion and Analysis (“CDA”) with management and based on such review and discussion, the Committee recommended to the Board of Directors that the CDA be included in this Proxy Statement.

As required by TARP Regulations and the SEC, the Committee conducted detailed discussions, evaluations and reviews with the Company’s Chief Risk Officer of “employee compensation plans” sponsored by the Company. The purpose of these risk assessments is to ensure that the plans: (1) do not encourage senior executive officers (SEOs) to take unnecessary and excessive risks that threaten the value of the Company, (2) do not expose the Company to unnecessary risk, (3) do not encourage the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees, and (4) do not create risks that are reasonably likely to have a material adverse effect on the Company. At the risk assessments conducted on June 24, 2013 and December 17, 2013, the following plans were reviewed:

•	The Company’s compensation plan for key executives, including base salary, annual bonus, long-term incentive compensation, employment agreements for Messrs. Shearin, James and Thomas, perquisites and supplemental retirement benefits;
•	The Company’s Executive Officers long-term incentive compensation, consisting of the 2007 Equity Compensation Plan;
•	Refer-a-Friend Program;

•	Commission Incentive Plans; and
•	Commercial and Retail Incentive Plans.

As a result of these risk assessments, the Committee determined that potential incentive compensation comprises a small portion of the total compensation of Company employees generally and only a modest portion of that of SEOs. The Committee found that incentives for employees were closely tied to specific, well-monitored performance goals closely related to the job descriptions for eligible employees. Performance metrics for incentive compensation plans for SEOs are established in advance; they combine total Company goals tied to shareholder value (for example, “asset growth” and “net income growth”) with specific responsibilities of the SEO (for example, “asset quality” and “budget compliance”); they are reviewed and evaluated in a process that is overseen by the CEO and the Committee; and, by using multiple metrics, we believe that the SEOs will not be encouraged to take unnecessary or excessive risks, because a group of performance metrics evaluated in context may be less susceptible to improper risk-taking than a single performance metric.

The Compensation Committee certifies that: (1) it has reviewed with the Company’s Chief Risk Officer the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company, (2) it has reviewed with the Company’s Chief Risk Officer the employee compensation plans and has made all reasonable efforts to limit unnecessary risks these plans pose to the Company, and (3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee and has concluded that the potential risks arising from these employee compensation plans are not reasonably likely to have a material adverse effect on the Company.

The Compensation Committee

Eric A. Johnson, Chairman
F. L. Garrett, III
Boris M. Gutin
Ira C. Harris, Ph.D., CPA

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the Company or any of our subsidiaries. In addition, there are no Compensation Committee interlocks with other entities with respect to any such member. The CEO attends Compensation Committee meetings that discuss matters not directly related to the CEO, but is not a member of the Compensation Committee.

Compensation

The following table shows, for the fiscal years ended December 31, 2013, 2012 and 2011, the total compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the “named executive officers” in all capacities in which they served.

Material terms of plans that govern awards included in the summary compensation table, the relationship of salary and bonus to total compensation and material terms of certain employment agreements including post-termination payments are discussed in the “Compensation Discussion and Analysis” above.

Summary Compensation Table for 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)(5)	All Other Compensation ($)(6)	Total ($)
Joe A. Shearin President and Chief Executive Officer and Director of the Company and the Bank	2013	$331,458	$—	$80,400	$—	$146,756	$11,475	$570,089
	2012	306,322	—	44,640	—	95,483	11,250	457,695
	2011	296,839	—	—	—	126,558	11,025	434,422
J. Adam Sothen Executive Vice President and Chief Financial Officer of the Company and the Bank	2013	$136,538	$12,000	$33,500	$—	$—	$4,448	$186,486
	2012	130,866	—	14,880	—	—	3,914	149,660
	2011	105,939	—	—	—	—	3,166	109,105
Joseph H. James, Jr. Senior Executive Vice President and Chief Operating Officer of the Company and the Bank	2013	$183,904	$12,000	$33,500	$—	$32,004	$8,776	$270,184
	2012	178,011	—	22,320	—	1,406	7,996	209,733
	2011	174,299	—	—	—	49,898	7,804	232,001
James S. Thomas Executive Vice President and Chief Credit Officer of the Company and the Bank	2013	$153,863	$12,000	$33,500	$—	$15,457	$7,082	$221,902
	2012	148,236	—	14,880	—	3,834	6,932	173,882
	2011	142,925	—	—	—	21,138	6,763	170,826
Ann-Cabell Williams(7) Executive Vice President and Retail Executive of the Company and the Bank	2013	$126,289	$12,000	$20,100	$—	$—	$6,716	$165,105
	2012	122,737	—	14,880	—	—	6,002	143,619

(1)	The amounts in this column reflect the “Success Bonus” awarded in 2013 to each of the named executive officers, other than Mr. Shearin who was not eligible to receive such a bonus under still applicable TARP Regulations, as discussed on page 22.
(2)	The amounts in this column reflect the aggregate grant date fair value of the restricted stock awards, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to the Company's audited financial statements for the year ended December 31, 2013, in the Company's Annual Report on Form 10-K filed with the SEC on March 31, 2014. On November 18, 2013, the Company granted 30,000 shares of restricted stock to its named executive officers as TARP compliant restricted stock awards. All of these shares are subject to time vesting over a five year period, and generally vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date. The value reported for stock awards in 2013 is the grant date fair value for the total of time-vested shares. On June 29, 2012, the Company granted 34,000 shares of restricted stock to its named executive officers as TARP compliant restricted stock awards. All of these shares are subject to time vesting over a five year period, and generally vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date. The value reported for stock awards in 2012 is the grant date fair value for the total of time-vested shares. There were no restricted shares granted in 2011.
(3)	No stock options were granted to the named executive officers in 2013, 2012 or 2011.
(4)	Includes the change in actuarial present value of the executive's accumulated benefit in the qualified defined benefit pension plan, and for Mr. Shearin only, also includes the change in his balance in the nonqualified supplemental executive retirement plan. All changes in values are based on reports from independent advisors, using the assumptions described in the “Pension Plan” and “Supplemental Executive Retirement Plan” sections of this Proxy Statement.
(5)	In 2013 for Mr. Shearin, $41,550 represents the change in pension value and $105,206 reflects the increase in his accumulated benefit under the supplemental executive retirement plan. In 2012 for Mr. Shearin, $4,961 represents the change in pension value and $90,522 reflects the increase in his accumulated benefit under the supplemental executive retirement plan. In 2011 for Mr. Shearin, $58,875 represents the change in pension value and $67,683 reflects the increase in his accumulated benefit under the supplemental executive retirement plan. No other members of executive management currently participate in the supplemental executive retirement plan.

(6)	All Other Compensation includes the Company’s 401(k) match for 2013, 2012 and 2011. The value of perquisites for each executive does not exceed $10,000 in any year, and therefore are not reported in this table.
(7)	Ms. Williams joined the Company on July 4, 2011 but was not a named executive officer of the Company for 2011. Accordingly, only compensation information for 2013 and 2012 is presented for Ms. Williams.

Stock Incentive Plans

The Company’s 2003 Stock Incentive Plan provided, and the 2007 Equity Compensation Plan provides for the granting of both incentive and non-qualified stock options and restricted stock awards to executive officers, key employees and directors of the Company and its subsidiaries. The terms of these plans were disclosed in the Company’s 2003 Proxy Statement for the 2003 Stock Incentive Plan as filed with the SEC on March 24, 2003 and the 2007 Proxy Statement for the 2007 Equity Compensation Plan as filed with the SEC on March 21, 2007.

Grants of Plan-Based Awards

The following table presents information regarding possible payouts to each of the named executive officers under the Company’s annual cash bonus program for 2013 and grants of equity awards to the named executive officers during 2013. The Company did not make any option grants during 2013, but did grant 30,000 shares of restricted stock under the 2007 Plan to our named executive officers during 2013.

Grants of Plan-Based Awards — 2013

	Grant Date	Approval Date(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name			Threshold ($)	Target ($)	Maximum ($)
Joe A. Shearin	—	—	—	—	—	—	—
	11/18/13	10/28/13	—	—	—	12,000	$80,400
J. Adam Sothen	—	—	—	$27,470	$34,338	—	—
	11/18/13	10/28/13	—	—	—	5,000	$33,500
Joseph H. James, Jr.	—	—	—	$36,782	$45,978	—	—
	11/18/13	10/28/13	—	—	—	5,000	$33,500
James S. Thomas	—	—	—	$31,827	$39,784	—	—
	11/18/13	10/28/13	—	—	—	5,000	$33,500
Ann-Cabell Williams	—	—	—	$27,583	$34,479	—	—
	11/18/13	10/28/13	—	—	—	3,000	$20,100

(1)	Each of the named executive officers, other than Mr. Shearin, was eligible to receive a cash bonus award for 2013 under the annual bonus program discussed on page 21. The amounts shown in these columns reflect the target payments under the awards, which was 20% of the individual's base salary as of January 1, 2013, and the maximum possible payment under the awards, which was 25% of the individual's base salary as of January 1, 2013. There are no threshold payments under this program. As discussed on page 22, even though the named executive officers would have received some amount of bonus under this program based on 2013 performance, the Committee in the exercise of its discretion did not pay any bonuses under the program for 2013.
(2)	The Compensation Committee approved the grants on October 28, 2013, with a grant date of November 18, 2013.
(3)	The amounts in this column reflect the grant date fair value of the time-based restricted stock granted under the 2007 Equity Compensation Plan, computed in accordance with ASC Topic 718.

Outstanding Equity Awards at December 31, 2013

The following table indicates outstanding equity awards held by the named executive officers as of December 31, 2013.

Outstanding Equity Awards at December 31, 2013
		Option Awards			Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards
Name							Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joe A. Shearin	7/1/2004	4,000	$19.915	7/1/2014
	7/1/2005	4,862	20.565	7/1/2015
	10/1/2006	4,725	21.16	10/1/2016
	12/16/2010				800	$5,600
	6/29/2012				12,000	$84,000
	11/18/2013				12,000	$84,000
J. Adam Sothen	6/29/2012				4,000	$28,000
	11/18/2013				5,000	$35,000
Joseph H. James, Jr.	7/1/2004	2,000	$19.915	7/1/2014
	7/1/2005	3,000	20.565	7/1/2015
	10/1/2006	3,500	21.16	10/1/2016
	7/1/2009				400	$2,800
	6/29/2012				6,000	$42,000
	11/18/2013				5,000	$35,000
James S. Thomas	7/1/2004	1,000	$19.915	7/1/2014
	7/1/2005	2,500	20.565	7/1/2015
	10/1/2006	3,500	21.16	10/1/2016
	7/1/2009				300	$2,100
	6/29/2012				4,000	$28,000
	11/18/2013				5,000	$35,000
Ann-Cabell Williams	6/29/2012				4,000	$28,000
	11/18/2013				3,000	$21,000

(1)	All option grants vested four years after the date of grant.
(2)	There are 700 shares remaining from the 2009 restricted stock awards that vest on June 30, 2014. There are 800 shares remaining from the 2010 restricted stock award for Mr. Shearin. These remaining shares will vest on June 30, 2014. There are 30,000 shares remaining from the 2012 restricted stock award. These shares will vest according to the following schedule: 40% or 12,000 shares will vest on June 29, 2014, 20% or 6,000 shares will vest on June 29, 2015, 20% or 6,000 shares will vest on June 29, 2016 and 20% or 6,000 shares will vest on June 29, 2017. There are 30,000 shares remaining from the 2013 restricted stock award. These shares will vest according to the following schedule: 40% or 12,000 shares will vest on November 18, 2015, 20% or 6,000 shares will vest on November 18, 2016, 20% or 6,000 shares will vest on November 18, 2017 and 20% or 6,000 shares will vest on November 18, 2018.
(3)	The market value of restricted stock is based on the $7.00 closing price of a share of our common stock as reported on the NASDAQ Global Market on December 31, 2013.

Option Exercises and Stock Vested

The following table presents information regarding restricted stock that vested during 2013 for each of our named executive officers. None of the named executive officers exercised stock options during 2013.

Option Exercises and Stock Vested for 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Joe A. Shearin	—	$—	800	$4,040
J. Adam Sothen	—	$—	—	$—
Joseph H. James, Jr.	—	$—	400	$2,020
James S. Thomas	—	$—	300	$1,515
Ann-Cabell Williams	—	$—	—	$—

(1)	Represents the gross number of restricted shares that vested during 2013, without taking into account any shares that may have been surrendered or withheld to satisfy applicable tax obligations.
(2)	Value realized is the gross number of shares that vested multiplied by the market price of a share of our common stock as reported on the NASDAQ Global Market on the date of vesting.

Equity Compensation Plans

The following table summarizes information as of December 31, 2013, relating to our 2003 Stock Incentive Plan and our 2007 Equity Compensation Plan, pursuant to which grants, restricted stock awards or options to acquire shares of common stock have been or in the case of our 2007 Equity Compensation Plan may be granted from time to time.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Shareholders:
2003 Stock Incentive Plan(2)	152,287	$19.09	—
2007 Equity Compensation Plan(3)	—	—	322,000
Equity Compensation Plans Not Approved by Shareholders(4)	—	—	—
Total	152,287	$19.09	322,000

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options.
(2)	The 2003 Stock Incentive Plan, amending and restating the 2000 Stock Option Plan, permitted grants of stock options, stock appreciation rights, common stock, restricted stock and phantom stock up to 400,000 shares and includes outstanding grants under the 2000 Stock Option Plan. Under the terms of the 2003 Plan document, after April 17, 2013 no awards may be granted under the 2003 Plan. Any awards previously granted under the 2003 Plan that were outstanding as of April 17, 2013 remain outstanding and will vest, etc. in accordance with their regular terms.
(3)	The 2007 Equity Compensation Plan permits grants of stock options, stock appreciation rights, common stock, restricted stock, performance shares, incentive awards and stock units up to 400,000 shares.
(4)	The Company does not have any equity compensation plans that have not been approved by shareholders.

Pension Plan

The Company had a pension plan provided through the Virginia Bankers Association Insurance Trust. Until December 31, 2011, the plan was a defined benefit pension plan, and benefits were based on an employee's final five year average salary at the time of retirement, normally at age 65. All active, full-time employees of the Company and its subsidiaries were eligible to participate in the plan through December 31, 2007 at age 21 with one year of service. Employees did not contribute to the plan, and a participant became 100% vested upon completion of five years of service. Employees of predecessor Hanover Bank as well as EVB Investments, Inc. became eligible to participate in the plan as of October 1, 2003. Directors who were full-time employees were eligible for participation. The Company amended the pension plan on January 28, 2008. Under the terms of the amended plan, balances under the plan were frozen on December 31, 2007 for all plan participants except that participants who were then age 55 or greater or had at least 10 years of service with the Company on October 1, 2007 would remain in the existing plan and receive future contributions. Balances for Messrs. Shearin, James and Thomas were frozen as of December 31, 2007. The plan was further amended February 28, 2011 to freeze the plan with no additional contributions for grandfathered participants. Benefits for all participants have remained frozen in the plan since such action was taken. Effective January 1, 2012, the plan was converted to a cash balance plan. Under a cash balance plan, participant benefits are stated as an account balance. An opening account balance was established for each plan participant based on the lump sum value of his or her accrued benefit as of December 31, 2011 in the original defined benefit pension plan. Each participant’s account will be credited with an “interest” credit each year. The interest rate for each year is determined as the average annual interest rate on the 2 year U.S. Treasury securities for the month of December preceding the plan year. The present value of the accumulated benefit as listed below was calculated by our pension actuaries Sageview Consulting Group, LLC based on the assumptions listed below:

1.	Annuity Conversion of 1.00% for First Segment (5 yrs.), 3.57% for Second Segment (15 yrs.) and 4.77% for Third Segment (after 20 yrs).
2.	IRS Applicable Mortality as described in IRS Notice 2008-85.

The actuarial benefits for the named executive officers as of December 31, 2013 are presented in the table below:

Pension Benefits — Fiscal Year 2013

Name	Plan Name	Number of Years Credited Service (#)(1)(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joe A. Shearin	*	6	$272,641	—
J. Adam Sothen	*	—	—	—
Joseph H. James, Jr.	*	7	218,378	—
James S. Thomas	*	4	107,596	—
Ann-Cabell Williams	*	—	—	—

*	VBA Master Defined Benefit Plan for Eastern Virginia Bankshares, Inc.
(1)	Named executive officers had their service years frozen at 2007 year end. As a result, the years of credited service under the plan do not match the named executive officers actual years of service, which are as follows: Mr. Shearin, 12 years, Mr. James, Jr., 13 years, and Mr. Thomas, 10 years.
(2)	Mr. Sothen and Ms. Williams are not eligible to participate in the plan.

Supplemental Executive Retirement Plan

Effective January 1, 2008, we adopted a supplemental executive retirement plan, which currently covers Mr. Shearin as its only participant, as his retirement benefit from other sources is projected to fall short of our goal of ensuring retirement income approximating 70% of pre-retirement income for our executive officers. The plan provides for an annual benefit at age 67 of $155,000. Full vesting occurs only at age 67, with partial vesting of approximately 5% for each year of service after age 52. Benefits are payable monthly for 15 years.

There is no pre-retirement death benefit, but a beneficiary can be named to receive the remaining payments for the 15-year period after benefits have commenced.

The table below shows the accumulated benefit as of December 31, 2013 for the named executive officer under the supplemental executive retirement plan in effect at such time.

Pension Benefits — Fiscal Year 2013

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joe A. Shearin	*	6	$421,663	—

*	Eastern Virginia Bankshares, Inc. Supplemental Executive Retirement Plan.

Potential Payments Upon Termination or Change in Control

Shown below are the estimated amounts which would have been payable under the three employment agreements in effect at December 31, 2013 if the executives’ employment had terminated as of December 31, 2013 without cause or for good reason either prior to or following a change in control, or upon the death of the named executive officer. Our employment contracts do not provide benefits upon voluntary termination, death, disability or change in control other than as disclosed below. Under our employment contracts, payment for termination without cause or if the executive resigns for good reason would be paid at the rate of one-twelfth ( 1/12) of base salary in each month for the remainder of the term of the agreement, which for Mr. Shearin is three years and for Messrs. James and Thomas could be up to one year. If employment is terminated without cause or if the executive resigns for good reason within one year after a change in control, under our employment agreements the amount payable (299% annualized cash compensation) will be paid in a lump sum on or prior to the last day of employment or, at the executive’s option, in equal monthly installments for the remainder of the term of the agreement. We provide non-discriminatory life insurance benefits and provide disability coverage that all salaried employees can purchase at a group rate. In addition, during 2013 we acquired bank owned life insurance policies with respect to the twenty one most highly compensated employees, including each named executive officer.

The Board of Directors and Compensation Committee, as applicable, have concluded that these payments are appropriate based on an evaluation of what is appropriate in the community banking industry with particular focus on competitor banking companies in Virginia. Potential payments upon termination before or after a change in control or upon death do not influence decisions regarding any element of compensation. There are material conditions and obligations applicable to payments upon termination as outlined under “Executive Compensation”. The severance and change in control payments discussed above were limited by TARP Regulations from January 1, 2013 to October 21, 2013, when Treasury owned shares of our Series A Preferred Stock. The severance payments were also limited by the restrictions on severance and other termination-related payments to which we were subject while the Written Agreement and the MOU were in place, and may otherwise be limited by applicable federal banking regulations. The Written Agreement was terminated July 30, 2013, and the MOU was entered into on September 5, 2013 and terminated effective March 13, 2014. For additional information regarding employment agreements, see “Executive Compensation” above.

Also shown below are the estimated values of the accelerated vesting of restricted stock that would occur under the named executive officers’ employment agreements or under the terms of the restricted stock awards upon certain termination events or a change in control, based on the closing price of a share of our common stock ($7.00) as reported on the NASDAQ Global Market on December 31, 2013. No values are provided for accelerated vesting of options, because all options held by the named executive officers at December 31, 2013 were already vested.

Potential Payments Upon Termination or Change in Control Table(1)

Name	Benefit	Termination Without Cause or for Good Reason	After Change in Control Termination Without Cause or for Good Reason	Death
Joe A. Shearin	Post termination compensation(2)	$961,494	$867,761	$—
	Early vesting of restricted stock	—	173,600	—
	Early vesting of stock options(3)	—	—	—
	Bank owned life insurance(4)	—	—	1,281,992
		$961,494	$1,041,361	$1,281,992
J. Adam Sothen(5)	Post termination compensation	$—	$—	$—
	Early vesting of restricted stock	—	63,000	—
	Early vesting of stock options	—	—	—
	Bank owned life insurance(4)	—	—	549,404
		$—	$63,000	$549,404
Joseph H. James, Jr.	Post termination compensation	$183,912	$470,130	$—
	Early vesting of restricted stock	—	79,800	—
	Early vesting of stock options(3)	—	—	—
	Bank owned life insurance(4)	—	—	735,648
		$183,912	$549,930	$735,648
James S. Thomas	Post termination compensation	$159,135	$369,941	$—
	Early vesting of restricted stock	—	65,100	—
	Early vesting of stock options(3)	—	—	—
	Bank owned life insurance(4)	—	—	636,540
		$159,135	$435,041	$636,540
Ann-Cabell Williams(5)	Post termination compensation	$—	$—	$—
	Early vesting of restricted stock	—	49,000	—
	Early vesting of stock options	—	—	—
	Bank owned life insurance(4)	—	—	551,668
		$—	$49,000	$551,668

(1)	As noted above, certain of the benefits and payments reflected in this table were limited while Treasury owned shares of the Series A Preferred Stock and while the Written Agreement and MOU were in place, or may otherwise be limited by federal banking regulations.
(2)	In addition to the post termination compensation shown, if Mr. Shearin's employment terminates without cause or for good reason without a change in control, Mr. Shearin will be entitled to receive continuing health insurance benefits for himself and his dependents for the shorter of the remainder of the then current term of his agreement or the period for which he would be entitled to COBRA benefits, in either case with such premiums paid by the Company. Also in addition to the post termination compensation shown, Mr. Shearin will be entitled to receive out-placement services for up to two years paid for by the Company up to a total of $10,000.
(3)	Messrs. Shearin, James, Jr. and Thomas did not have any unvested options as of December 31, 2013.
(4)	Death benefits represent life insurance payments that would be made to the named executive officer’s beneficiaries pursuant to bank owned life insurance policies. The Bank has acquired bank owned life insurance policies covering the twenty one most highly compensated employees (including all named executive officers) as of April 30, 2013; these policies provide for a death benefit of four times the deceased named executive officer’s base salary and a death benefit of three times the deceased employee’s base salary (non named executive officers). For all employees not covered by a bank owned life insurance policy, the Bank provides coverage under a group term life insurance policy that provides for a death benefit of three times the deceased employee’s base salary.

(5)	Mr. Sothen and Ms. Williams do not have employment agreements with the Company or any unvested options as of December 31, 2013.

PROPOSAL TWO
ADVISORY, NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

As part of implementing the “say-on-pay” requirements of Section 14A of the Exchange Act, the SEC requires an advisory, non-binding shareholder vote to approve the compensation of the named executive officers as disclosed pursuant to SEC rules in this Proxy Statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not to endorse the Company’s executive pay program. The shareholder vote (i) is not binding on the Compensation Committee or Board of Directors of the Company, (ii) may not be construed as overriding any decision by the Compensation Committee or Board of Directors, and (iii) does not create or imply any additional fiduciary duty by such Committee or Board. As noted earlier, the Compensation Committee will however, take into account the outcome of the vote when considering future executive compensation arrangements.

Accordingly, our shareholders are hereby given the opportunity to cast an advisory vote to approve the Company’s named executive officer compensation as described above in this Proxy Statement under the heading “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation and the related narrative.

The Company has in place comprehensive executive compensation plans. The Company believes that its executive compensation is competitive, is focused on pay for performance principles, is strongly aligned with the long-term interests of our shareholders and is necessary to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and the enhancement of shareholder value. The Board of Directors believes the Company’s executive compensation achieves these objectives, and, therefore, unanimously recommends that shareholders vote “for” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE
ADVISORY, NON-BINDING VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also requires that the Company’s shareholders have the opportunity to recommend how frequently shareholder advisory votes should be held to approve the compensation of the named executive officers as disclosed in this Proxy Statement. This proposal is commonly referred to as “say-when-on-pay,” and the vote on the say-when-on-pay proposal is an advisory, non-binding vote. Shareholders have the following choices regarding how often the Company holds the say-on-pay vote: every year, every two years, or every three years.

The Board of Directors recommends an advisory, non-binding say-on-pay vote every year because such frequency provides the highest level of accountability and communication by having the shareholder vote correspond with the most recent compensation information presented in the proxy statement for the Company’s annual meetings.

As stated above, this is an advisory vote only. Shareholders are not voting to approve or disapprove the recommendation of the Board. The alternative receiving the greatest number of votes — every year, every two years, or every three years — will be the frequency that shareholders recommend. The Board will take into account the outcome of the vote when considering how frequently to provide an advisory vote on executive compensation in the future. However, the Board may decide that it is in the best interests of the Company and its shareholders to select a frequency of advisory vote on executive compensation that differs from the option that receives the highest number of votes from shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR A FREQUENCY OF “EVERY YEAR” FOR FUTURE ADVISORY NON-BINDING VOTES ON EXECUTIVE COMPENSATION.

Certain Relationships and Related Transactions

Some of the directors and officers of the Company are at present, as in the past, customers of the Bank, and the Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates. These transactions have been, and in the future will be made, on substantially the same terms, including interest rates on deposits and interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with parties not related to the Company or the Bank. Except as described below these transactions do not involve more than the normal risk of collectability or present other unfavorable features. Loans to related parties are approved by the Bank’s board of directors with the related party (or any director with a material interest in the related party) not present. The aggregate balance of loans to directors and executive officers of the Company and Bank totaled $9.8 million at December 31, 2013, or 7.4% of the Company’s equity capital at that date.

Resource International, LTD (“Resource”), of which Mr. Fiore is President and co-owner, and Kings Charter Properties, LLC (“Kings Charter”), of which Mr. Fiore is a member, have loans currently outstanding with the Bank that are classified as “substandard.” With respect to the three loans by the Bank to Resource, these loans had an aggregate outstanding principal balance of $1.7 million at March 31, 2014, and the Bank collected interest payments on these loans of $100 thousand and principal payments of $139 thousand during fiscal year 2013, and the largest aggregate principal amount outstanding since January 1, 2013 was $1.7 million. With respect to the one loan by the Bank to Kings Charter, this loan had an aggregate outstanding principal balance of $2.0 million at March 31, 2014, and the Bank collected interest payments on this loan of $135 thousand and principal payments of $47 thousand during fiscal year 2013, and the largest aggregate principal amount outstanding since January 1, 2013 was $2.1 million. These loans to Resource and Kings Charter have not experienced delinquencies in principal or interest payments. However, the Bank classified these loans as “substandard” under its loan classification system based on the financial condition of Resource. Mr. Fiore, Resource and Kings Charter continue to work with the Company and the Bank to ensure that these loans remain current.

As previously disclosed, on March 26, 2013, the Company entered into securities purchase agreements with investors to purchase, for aggregate gross proceeds of $45.0 million, an aggregate of (i) 4,649,919 shares of the Company’s common stock and (ii) 5,240,192 shares of the Company’s Series B Preferred Stock. Among the investors were (a) Castle Creek Capital Partners IV, LP, an affiliate of Castle Creek, which purchased 1,061,225 shares of the Company’s common stock and 4,048,670 shares of the Company’s Series B Preferred Stock for aggregate consideration of $23.25 million, and (b) certain investors affiliated with Wellington Management Company, LLP, which purchased in the aggregate 620,878 shares of the Company’s common stock for aggregate consideration of $2.82 million. Also among the investors was GCP III EVB LLC, an affiliate of GCP Capital, which purchased 1,061,225 shares of the Company’s common stock and 1,191,522 shares of the Company’s Series B Preferred Stock for aggregate consideration of $10.25 million. Pursuant to the securities purchase agreement between the Company and GCP, Mr. Gutin (who serves as a managing director of GCP Capital) was selected to serve on the Company’s Board of Directors. In connection with their investments in the Company’s common stock and Series B Preferred Stock, as applicable, Castle Creek and GCP (through their respective affiliates) and the investors affiliated with Wellington received registration rights, reimbursement of certain legal fees, gross-up rights and other rights that are customary for private equity investments in community banks and their holding companies.

For additional information about other transactions between the Company or the Bank and directors or entities in which a director has an interest, please see “Independence of the Directors” beginning on page 12 of this Proxy Statement.

There were no other transactions since the beginning of 2013 between the Company’s directors or officers and the Company or the Bank, nor are there any proposed transactions in which the amount involved exceeds $120,000. Additionally, there are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof is a party that are adverse to the Company or any of its subsidiaries or involve a material interest adverse to the Company or any of its subsidiaries.

The Board of Directors and the Company are committed to maintaining the highest legal and ethical conduct while fulfilling their responsibilities, and recognize that certain related party transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Company and its shareholders. Accordingly, as a general matter, it is the Company’s preference to avoid related party transactions. Nevertheless, the Company recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to Related Parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

Related Parties include directors, director nominees, executive officers, shareholders known to own 5% or more of the Company’s voting stock, immediate family members of these persons, or any entity owned or controlled by these persons.

To the extent required under SEC rules, any transactions with a related party exceeding $120,000 that are determined to be directly or indirectly material to the related party are disclosed in the Company’s proxy statements. The Audit and Risk Oversight Committee reviews any related party transaction, except for extensions of credit, which are reviewed and approved through the Bank’s Regulation O loan review processes. Any member of the Audit and Risk Oversight Committee who is a related party with respect to a transaction under review by the Committee does not participate in the deliberations or vote on such transaction.

PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANT

The Audit and Risk Oversight Committee has appointed Yount, Hyde & Barbour, P.C. (“YHB”) as the Company’s independent registered public accountant for the fiscal year ending December 31, 2014. YHB also served as independent registered public accountant for the fiscal year ended December 31, 2013. In the event that the appointment of YHB is not ratified by shareholders at the Annual Meeting, the Audit and Risk Oversight Committee will consider making a change in the independent registered public accountant for 2015.

Representatives of YHB are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to your questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C., AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

AUDIT INFORMATION

Fees of Independent Registered Public Accounting Firm

The following table presents the fees billed for professional audit services rendered by Yount, Hyde & Barbour, P.C. for the audit of the Company’s annual financial statements for the years ended December 31, 2013 and 2012, and fees billed for other services rendered by Yount, Hyde & Barbour, P.C. during those periods.

Independent Public Accountants' Fees

	2013		2012
	Fees	Percentage	Fees	Percentage
Audit fees(1)	$145,760	84.1%	$141,525	94.1%
Audit-related fees(2)	18,550	10.7%	—	0.0%
Tax fees(3)	9,050	5.2%	8,800	5.9%
All other fees	—	0.0%	—	0.0%
	$173,360	100.0%	$150,325	100.0%

(1)	Audit fees consist of fees paid for audit and review services, consents, report and attestation on internal control over financial reporting and review of documents filed with the SEC.
(2)	Audit-related fees consist of fees paid for assistance and review services provided in connection with filing registration statements and consultation concerning financial accounting and reporting standards.
(3)	Tax fees consist of fees paid for preparation of federal and state income tax returns, and consultation regarding tax compliance issues.

Pre-Approved Services

All of the audit services and non-audit services that were rendered by Yount, Hyde & Barbour, P.C. were pre-approved by the Audit and Risk Oversight Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C. was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions. Although the Audit and Risk Oversight Committee does not maintain a formal policy for the pre-approval of audit and non-audit services, the Audit and Risk Oversight Committee generally pre-approves such services as part of the committee’s approval of the scope of the engagement of the independent registered public accountant. If any non-audit services are desired that were not so pre-approved, the Audit and Risk Oversight Committee generally pre-approves these services as necessary on a case-by-case basis.

Report of the Audit and Risk Oversight Committee

The following Report of the Audit and Risk Oversight Committee shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit and Risk Oversight Committee of the Company consists entirely of directors who meet the independence and financial expertise requirements of the NASDAQ listing standards and SEC rules. The Audit and Risk Oversight Committee is composed of Leslie E. Taylor, CPA (Chairman), W. Gerald Cox, Ira C. Harris, Ph.D., CPA and Charles R. Revere. The same individuals served on the Audit and Risk Oversight Committee during 2013, with the exception that Mr. Straughan also served on the Audit and Risk Oversight Committee until his retirement on March 17, 2014. The Audit and Risk Oversight Committee operates under a written Charter adopted by the Board of Directors.

The Audit and Risk Oversight Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent auditor is responsible for performing an audit of the

Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.

The Board of Directors has determined that Audit and Risk Oversight Committee Chairman Leslie E. Taylor, CPA, fulfills the applicable standard as an independent financial expert serving on the Audit and Risk Oversight Committee.

The Audit and Risk Oversight Committee met a total of nine times during 2013. During 2013 and 2014, the Audit and Risk Oversight Committee:

1.	Reviewed and discussed with management and the independent auditor the audited financial statements for the year ended December 31, 2013.
2.	Discussed with the independent auditor the independent auditor’s independence from the Company, including the provision of tax and other non-audit services to the Company and the matters required to be discussed by Statement of Auditing Standards No. 16, related to the conduct of the audit, and has concluded that the independent auditor is independent from the Company and its management.
3.	Reviewed with the independent auditor the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit and Risk Oversight Committee concerning independence.
4.	Reviewed and discussed with the independent auditor the overall scope and plans for their respective audits.
5.	Discussed with the Company’s internal auditor the scope and plans for their internal audit work, and received and discussed regular reports on the status of the audit work completed.
6.	Reviewed Internal Audit services provided by the firm of Fowler and Associates on an outsourced basis for the year 2013.
7.	Discussed with management, the independent auditor and the Company’s internal auditor the adequacy of the system of internal controls.
8.	Received regular updates on the status of the Company’s on-going compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
9.	Monitored on-going “whistleblower” procedures in compliance with Section 301 of the Sarbanes-Oxley Act of 2002.
10.	Provided Board oversight over the establishment of comprehensive risk management programs throughout the organization.
11.	Maintained a direct reporting relationship with the Chief Risk Officer of the Company, and received status reports at each meeting related to other on-going risk management activities within the organization, including but not limited to: internal control self-assessment, credit review, compliance, and regulatory activities within the organization, including those in connection with the Written Agreement and the MOU.

Based on the reviews and discussions referred to above, the Audit and Risk Oversight Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC. By recommending to the Board of Directors that the audited financial statements be so included, the Audit and Risk Oversight Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

The Audit and Risk Oversight Committee

Leslie E. Taylor, CPA, Chairman
W. Gerald Cox
Ira C. Harris, Ph.D., CPA
Charles R. Revere

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS

The Company presently anticipates holding the 2015 annual meeting of shareholders on Thursday, May 21, 2015. Under Rule 14a-8 of Regulation 14A of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2015 annual meeting of shareholders must cause such proposal to be received, in proper form, at the Company’s principal executive offices at P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560, no later than December 18, 2014, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting.

The Company’s bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the Rule 14a-8 process. For a shareholder to nominate a candidate for director at the 2015 annual meeting of shareholders, or for a shareholder to bring other business before the 2015 annual meeting of shareholders, notice of nomination or other business for the 2015 annual meeting must be received by the Secretary of the Company not less than 120 days and not more than 180 days prior to the anniversary of the 2014 annual meeting, provided that the date of the 2015 annual meeting is within 30 days of such anniversary date. The notice must describe various matters regarding the nominee and the shareholder giving the notice as specified by the Company’s bylaws, or the proposed business, the reasons therefor, and other matters as specified by the Company’s bylaws, as applicable. If the date of the 2015 annual meeting is more than 30 days before or after the anniversary date of the 2014 annual meeting, a shareholder’s notice of nomination or other business for the 2015 annual meeting must be received by the Secretary of the Company not less than 120 days and not more than 180 days prior to the 2015 annual meeting, or by the tenth day following the public announcement of the date of the 2015 annual meeting.

Any shareholder may obtain a copy of the Company’s bylaws, without charge, upon written request to the Secretary of the Company, whose address is P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. Based upon an anticipated date of May 21, 2015 for the 2015 annual meeting of shareholders, the Company must receive any notice of nomination or other business no later than January 22, 2015 and no earlier than November 23, 2014. The proxy solicited by the Board of Directors for the 2015 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal by January 22, 2015.

OTHER MATTERS

THE COMPANY’S 2013 ANNUAL REPORT TO SHAREHOLDERS (THE “ANNUAL REPORT”), WHICH INCLUDES A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013 (THE “2013 FORM 10-K”), AND THE COMPANY’S FINANCIAL STATEMENTS AS FILED WITH THE SEC, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE 2013 FORM 10-K FILED WITH THE SEC, INCLUDING A LIST OF ALL ITS EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY, WHOSE ADDRESS IS P.O. BOX 1455, 330 HOSPITAL ROAD, TAPPAHANNOCK, VIRGINIA 22560. EXHIBITS TO THE 2013 FORM 10-K ARE AVAILABLE FOR A REASONABLE FEE. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIAL.

REVOCABLE PROXY
EASTERN VIRGINIA BANKSHARES, INC.

YOUR VOTE IS IMPORTANT!
PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1. By Telephone (using a Touch-Tone Phone); or
2. By Internet; or
3. By Mail.

To Vote by Telephone:

Call 1-855-668-4178 Toll Free on a Touch-Tone Phone anytime prior to 3 a.m., May 22, 2014.

To Vote by Internet:

Go to https://www.rtcoproxy.com/evbs prior to 3 a.m., May 22, 2014.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

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Annual Meeting Materials are available at:
http://www.bankevb2014proxy.investorroom.com

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

☒ **PLEASE MARK VOTES AS IN THIS EXAMPLE**

	For All	With-held All	For All Except
1. To elect thirteen directors to serve for terms of one year each expiring at the 2015 annual meeting of shareholders;	☐	☐	☐

(01) W. Rand Cook
(02) Charles R. Revere
(03) F. L. Garrett, III
(04) Joe A. Shearin
(05) Ira C. Harris, Ph.D., CPA
(06) Boris M. Gutin
(07) Leslie E. Taylor, CPA
(08) William L. Lewis
(09) Michael E. Fiore, P.E.
(10) Jay T. Thompson, III
(11) W. Gerald Cox
(12) Eric A. Johnson
(13) W. Leslie Kilduff, Jr.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

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	Every One Year	Every Two Years	Every Three Years	Abstain
3. To approve on an advisory (non-binding) basis the frequency of advisory votes on executive compensation;	☐	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES IN PROPOSAL 1, FOR AN EVERY YEAR FREQUENCY IN PROPOSAL 3, AND FOR PROPOSALS 2, 4, AND 5. IN ADDITION AND TO THE EXTENT ENTITLED, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXY HOLDERS IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

Please sign exactly as stock is registered. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

EASTERN VIRGINIA BANKSHARES, INC. — ANNUAL MEETING, MAY 22, 2014

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available online at:

http://www.bankevb2014proxy.investorroom.com

You can vote in one of three ways:

1. Call **toll free 1-855-668-4178** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **https://www.rtcoproxy.com/evbs** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

EASTERN VIRGINIA BANKSHARES, INC.

ANNUAL MEETING OF SHAREHOLDERS
May 22, 2014
10:00 A.M.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) F. L. Garrett, III and William L. Lewis, jointly and severally, proxies, with full power to act alone, and with full power of substitution to represent the undersigned and to vote, as designated below, all the shares of common stock of Eastern Virginia Bankshares, Inc. (the "Company") that the undersigned would be entitled to vote as of April 2, 2014, at the annual meeting of shareholders to be held on May 22, 2014, at King William Ruritan Club, 156 Ruritan Lane, King William, Virginia, at 10:00 A.M. or any adjournment or postponement thereof.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

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